UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Tercica, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TERCICA, INC., a Delaware corporation. The meeting will be held on             ,             , 2007 at              local time at 2000 Sierra Point Parkway, Brisbane, California 94005 for the following purposes:

1.	To elect three directors to hold office until the 2010 Annual Meeting of Stockholders, as described in Proposal 1 in the accompanying proxy statement.

2.	To ratify the selection by the Audit Committee of Tercica’s Board of Directors of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2007, as described in Proposal 2 in the accompanying proxy statement.

3.	To approve amendments to Tercica’s amended and restated certificate of incorporation and Tercica’s amended and restated bylaws, as described in Proposal 3 in the accompanying proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is                     , 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen N. Rosenfield

Secretary

Brisbane, California

                    , 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

                    , 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

Tercica, Inc. sent you this proxy statement and the enclosed proxy card because the Board of Directors of Tercica is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

Tercica intends to mail this proxy statement and accompanying proxy card on or about                     , 2007, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on                     , 2007 will be entitled to vote at the Annual Meeting. On this record date, there were              shares of Tercica common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on                     , 2007, your shares were registered directly in your name with Tercica’s transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, Tercica urges you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on                     , 2007, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	The election of three directors, as described in Proposal 1 of this proxy statement;

•

The ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2007, as described in Proposal 2 of this proxy statement; and

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•	The approval of amendments to Tercica’s amended and restated certificate of incorporation and Tercica’s amended and restated bylaws, as described in Proposal 3 in of this proxy statement.

Why is Tercica seeking stockholder approval of the amendments to Tercica’s amended and restated certificate of incorporation and amended and restated bylaws as set forth in Proposal 3?

The amendments described in Proposal 3 of this proxy statement would eliminate Tercica’s classified board of directors and certain other anti-takeover protections in Tercica’s amended and restated certificate of incorporation and amended and restated bylaws. Given Tercica’s strategic collaboration with Ipsen, S.A., which is described under the section of this proxy statement captioned “Collaboration with Ipsen,” Tercica’s Board of Directors believes that these anti-takeover provisions are no longer necessary or appropriate and submitted the amendments described in Proposal 3 of this proxy statement to its stockholders for approval at a Special Meeting of Stockholders held on October 12, 2006. The proposal submitted to the stockholders at the Special Meeting also included proposed amendments relating to Ipsen-specific corporate governance matters concerning the power and authority of Ipsen’s designees to Tercica’s Board of Directors. Although a majority of the issued and outstanding shares of Tercica common stock voted in favor of the amendments at the Special Meeting, the amendments, which required approval from at least 80% of the issued and outstanding shares of Tercica common stock, were not approved by the required 80% vote at the Special Meeting. Pursuant to the terms of the affiliation agreement Tercica entered into with Ipsen in connection with the strategic collaboration, Tercica agreed to resubmit the proposed amendments to the stockholders at the Annual Meeting if the amendments had not been approved by the stockholders at the Special Meeting. Tercica and Ipsen subsequently agreed to resubmit the proposed amendments to the stockholders for approval at the Annual Meeting, with the exception of the proposed amendments relating to the Ipsen-specific corporate governance matters described above. Tercica’s Board of Directors believes that the proposed amendments, as revised and described in Proposal 3 of this proxy statement, are in the best interests of the stockholders and recommends a vote “For” Proposal 3.

How do I vote?

You may either vote “For” each of the nominees to Tercica’s Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, each of Proposal 2 and Proposal 3. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, Tercica urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and Tercica will give you a ballot when you arrive.

➢

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to Tercica before the Annual Meeting, Tercica will vote your shares as you direct.

➢

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. Your vote must be received by 1:00 a.m., Central Time, on                     , 2007 to be counted.

➢	To vote on the Internet, go to http://www.investorvote.com and follow the steps outlined on the secure website. Your vote must be received by 1:00 a.m., Central Time, on , 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization

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rather than from Tercica. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Tercica provides Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Tercica common stock you own as of                     , 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” each of Proposal 2 and Proposal 3. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Tercica will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Tercica’s directors and employees may solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Tercica has engaged Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in soliciting proxies and has agreed to pay Innisfree M&A Incorporated fees not expected to exceed $7,000, plus out-of-pocket expenses. Tercica may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

➢	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

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When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by                     , 2007, to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. However, if Tercica’s 2008 Annual Meeting of Stockholders is not held between                     , 2008 and                     , 2008, then the deadline will be a reasonable time prior to the time Tercica begins to print and mail its proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2008 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Tercica’s Corporate Secretary, in writing, not later than the close of business on                     , 2008. However, if Tercica’s 2008 Annual Meeting of Stockholders is not held between                     , 2008 and                     , 2008, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2008 Annual Meeting of Stockholders was mailed, or the 10th day following the date on which public disclosure of the date of the 2008 Annual Meeting of Stockholders was made, whichever occurs first. Tercica also advises you to review its amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2008 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Tercica’s management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal 2 and Proposal 3, “Against” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of Tercica common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will have the same effect as “Against” votes on each of Proposal 2 and Proposal 3. Broker non-votes will generally have no effect on Proposal 2, but will have the same effect as an “Against” vote on Proposal 3. However, broker non-votes, together with abstentions, can have the effect of preventing the approval of Proposal 2 where the number of “For” votes, though a majority of the votes cast on Proposal 2, does not constitute a majority of the required quorum.

How many votes are needed to approve each proposal?

➢	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

➢

To be approved, “Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm,” must receive a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal 2 (which shares voting “For” also constitute at least a majority of the required quorum).

➢

To be approved, “Proposal No. 3—Approval of the Supermajority Charter Amendments” must receive a “For” vote at the Annual Meeting from at least 80% of the issued and outstanding shares of Tercica common stock.

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What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares entitled to vote at the Annual Meeting are represented by stockholders present at the meeting or by proxy. On the record date, there were              shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes represented at the Annual Meeting, either in person or by proxy, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Tercica’s quarterly report on Form 10-Q for the second quarter of 2007.

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COLLABORATION WITH IPSEN

Overview

In July 2006, Tercica entered into a stock purchase and master transaction agreement with Ipsen, S.A. that sets forth the terms of a worldwide strategic collaboration in endocrinology. In October 2006, at the first closing held under the terms of the stock purchase and master transaction agreement, Tercica and Ipsen entered into a number of agreements that govern their strategic relationship, including an affiliation agreement, a registration rights agreement and license and collaboration agreements with respect to the development and commercialization of Increlex™ and Somatuline® Autogel®.

Equity and Debt Arrangements

Under the stock purchase and master transaction agreement, Tercica agreed to issue to Ipsen (or its designated affiliate) 12,527,245 shares of Tercica common stock, a convertible note in the principal amount of $25,037,000, a second convertible note in the principal amount of €30,000,000, a third convertible note in the principal amount of $15,000,000, and a warrant to purchase a minimum of 4,948,795 shares of Tercica common stock. In October 2006, at the first closing of the transactions contemplated by the stock purchase and master transaction agreement, Tercica issued the 12,527,245 shares of Tercica common stock to Suraypham, S.A.S. (Ipsen’s designated affiliate) and issued the warrant and the first convertible note in the principal amount of $25,037,000 to Ipsen. If the second closing under the stock purchase and master transaction agreement is consummated, Tercica would issue the second and third convertible notes to Ipsen. The amount to be delivered to Tercica for the second convertible note would be offset by approximately the same amount that Tercica would owe to Ipsen as a milestone payment under the Somatuline® license and collaboration agreement discussed below.

The principal amount of the first convertible note, plus all accrued interest thereon, is convertible into shares of Tercica common stock at an initial conversion price per share equal to $7.41 per share, subject to adjustment. The principal amount of the second and third convertible notes, plus all accrued interest thereon, would, if issued, be convertible into shares of Tercica common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the second convertible note), subject to adjustment. The warrant issued to Ipsen is exercisable for the number of shares of Tercica common stock equal to the greater of 4,948,795 shares (referred to as the “baseline amount”) or the baseline amount plus a variable amount, which variable amount generally adds an amount of shares to the warrant in the event of certain issuances of equity securities by Tercica that dilute Ipsen’s percentage interest in Tercica, offset by equity securities of Tercica acquired by Ipsen from persons other than Tercica in connection with the maintenance of its percentage interest in Tercica, as well as shares of Tercica common stock issuable upon conversion of accrued interest under the convertible notes. The initial exercise price of the warrant is $7.41 per share, subject to adjustment. Ipsen was also granted a preemptive right under the affiliation agreement to purchase its pro-rata portion of new securities offered by Tercica, subject to certain conditions. Together with the 12,527,245 shares of Tercica common stock that Tercica issued in connection with the first closing, the conversion of the convertible notes Tercica issued or that it may issue to Ipsen and the exercise of the warrant that Tercica issued to Ipsen would enable Ipsen to acquire an ownership interest in Tercica of approximately 40% on a fully diluted basis, with the opportunity to increase its ownership position to 60% or greater through market purchases upon the expiration of a one-year standstill period. As of March 15, 2007, Ipsen beneficially owned approximately 35.7% of Tercica’s outstanding common stock (not including the shares of Tercica common stock subject to the voting agreements discussed below).

Under the terms of the registration rights agreement, Tercica granted Ipsen and Suraypharm (and any subsequent holders to which Ipsen and/or Suraypharm may transfer their rights under the registration rights agreement) certain rights with respect to the registration under the Securities Act of 1933, as amended, or the Securities Act, of the shares of Tercica common stock acquired pursuant to the stock purchase and master transaction agreement, the warrant and the convertible notes. Pursuant to the registration rights agreement, after the expiration of the one-year period commencing on the date of the first closing, Tercica would be required,

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upon request, to file one or more demand registration statements covering at least $10,000,000 worth (based on Tercica’s then-current share price) of Tercica common stock, subject to certain conditions and limitations. In addition, if at any time after the one year anniversary of the date of the first closing, Tercica proposes to file a registration statement covering the offering of Tercica’s securities under the Securities Act, either for Tercica’s account or for the account of other securities holders, Ipsen, Suraypharm (and any transferees) are entitled to notice of the proposed filing and are entitled to include, at Tercica’s expense, their shares of Tercica common stock in the registration statement, subject to conditions and limitations, including the right of underwriters to limit the number of shares of Tercica common stock included in the registration statement.

Affiliation Agreement

Board Composition. Tercica’s Board of Directors currently consists of nine directors, two of which are designees of Ipsen. So long as Ipsen holds at least 15% of the outstanding shares of Tercica common stock, Ipsen is entitled under the affiliation agreement to nominate two out of the nine directors. In the event that Ipsen holds at least 10%, but less than 15% of the outstanding shares of Tercica common stock, Ipsen is entitled to nominate one director to Tercica’s Board of Directors. Ipsen’s right to nominate directors to Tercica’s Board of Directors terminates if its ownership percentage of the outstanding Tercica common stock falls below 10%. Further, Tercica’s Board of Directors can be comprised of no more than two directors who are employees of Tercica, one of which must be Tercica’s Chief Executive Officer. The remaining members of Tercica’s Board of Directors are required to have outstanding reputations for personal integrity and have distinguished achievement in areas relevant to Tercica’s business, as well as be “independent” under applicable Nasdaq listing standards (or such other listing standards applicable to Tercica from time to time).

In the event that Ipsen holds at least 60% of the then outstanding shares of Tercica common stock, Ipsen is entitled to nominate an unlimited number of directors to Tercica’s Board of Directors. Ipsen is also entitled to nominate additional independent director nominees (which nominees must be independent of Ipsen) for election to Tercica’s Board of Directors starting in 2008, as follows: one nominee in 2008, two nominees in 2009 and four nominees in 2010; provided, however, that these rights would terminate if Ipsen holds less than 15% of the outstanding shares of Tercica common stock and are also be subject to reduction under certain circumstances.

Committees. Under the affiliation agreement, the following committees are to be established, empowered and maintained at all times during the term of the affiliation agreement:

•	an Audit Committee comprised of independent directors;

•

a Nominating Committee (i.e., the current Corporate Governance and Nominating Committee of the Board, or such other nominating committee of the Board responsible for recommending the nomination of directors to the Board in accordance with the affiliation agreement);

•

a Strategic Planning Committee comprised of one management director (who is Tercica’s Chief Executive Officer), each Ipsen-nominated director and two independent directors (who are designated by a majority of Tercica’s independent directors);

•	a Compensation Committee comprised of at least two independent directors; and

•	such other committees as Tercica’s Board of Directors deems necessary or desirable, provided that such committees are established in compliance with the terms of the affiliation agreement.

Matters Requiring Ipsen Approval. Under the affiliation agreement, the approval of Ipsen is required for Tercica to take certain actions, including:

•

making, or permitting any subsidiary to make, loans to, or owning any stock or other securities in another corporation, partnership or other entity, with certain exceptions with respect to certain permitted investments, including those permitted under Tercica’s investment policy;

•	adopting any plan or arrangement with respect to the dissolution or liquidation of Tercica;

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•

entering into any material transaction or contract unless it would reflect the execution of a budget approved by Tercica’s Board of Directors and would not be reasonably anticipated to increase future budgets beyond current projections (or where no current projections have been formally prepared, beyond reasonably anticipated growth based on Tercica’s recent operating performance);

•

disposing of or acquiring any property or assets other than in the ordinary course of business, provided that Tercica may not in any event acquire or dispose of any property or assets with an aggregate value exceeding $5,000,000 without Ipsen’s written consent, other than certain permitted transfers;

•	merging or consolidating with any other person other than Tercica;

•

establishing or approving an operating budget with anticipated research and development spending in excess of $25,000,000 per year, plus amounts approved by the Joint Steering Committee under the Somatuline® license and collaboration agreement for spending related to the products of Ipsen or its affiliates;

•	entering into any transaction or agreement that would be reasonably likely to require an increase in research and development spending above the amount specified above;

•	incurring capital expenditures of more than $2,000,000 in any given year;

•	making any investment, other than certain permitted investments;

•

subject to certain limited exceptions, incurring any indebtedness other than indebtedness evidenced by the convertible notes and other than certain permitted indebtedness; provided that, with respect to permitted indebtedness, if following the incurrence of such permitted indebtedness, Tercica’s total indebtedness exceeds $2,500,000, then such permitted indebtedness will not be permitted unless immediately prior and after giving effect to the incurrence of such permitted indebtedness, Tercica’s ratio of net indebtedness to EBITDA does not exceed 1 to 1;

•	subject to certain limited exceptions, changing the principal business of Tercica, entering into new lines of business or exiting the current line of business of Tercica;

•	declaring or paying any cash dividend on or redeeming or repurchasing any shares of Tercica’s capital stock, other than repurchases upon termination of services to Tercica;

•	increasing or decreasing the number of authorized directors on Tercica’s Board of Directors or any committee thereof;

•	deregistering Tercica common stock under the Securities Exchange Act of 1934, as amended;

•	amending, altering or repealing any provision of Tercica’s amended and restated certificate of incorporation or amended and restated bylaws;

•

entering into any transaction or agreement that results, or is reasonably likely to result, in competition with any business of Ipsen or its affiliates carried on anywhere in the world at the time that such transaction or agreement would otherwise be entered into by Tercica;

•	hiring a new Chief Executive Officer;

•	changing Tercica’s fiscal year;

•

adopting, implementing, amending, redeeming, waiving or otherwise terminating or causing to come into effect or failing to apply any takeover defense measures, including without limitation any stockholder rights plan, or any change of control provisions in contracts that would reasonably be expected to have a material impact on Tercica’s operations, prospects or financial condition or the value of Ipsen’s (or its affiliates’) holdings in Tercica in the event that Ipsen, or its affiliates, increase their aggregate holdings in Tercica;

•	supporting, recommending or endorsing any offer by any person or group to acquire more than 9.9% of the then-outstanding shares of Tercica common stock, where such person or group is not already the

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beneficial owner of 9.9% of Tercica common stock or, in the case of a person or group who currently beneficially owns more than 9.9% of Tercica common stock, where such acquisition would increase the percentage beneficially owned by such person or group;

•

creating any additional class or series of shares of stock or increasing the shares of any authorized class of stock, unless the same ranks junior to Tercica common stock with respect to liquidation and redemption rights and the payment of dividends;

•	issuing or selling shares of Tercica capital stock or securities exercisable for or convertible into shares of Tercica capital stock, other than:

•

issuances or sales, used solely for working capital and research and development purposes, after the second anniversary of the date of the first closing that may not exceed $25,000,000 in any three-year period,

•	issuances or sales of Tercica capital stock, the proceeds of which are to be used to repay the convertible notes,

•

issuances or sales pursuant to options, warrants or other grants or purchase rights or shares to be issued after the date of the affiliation agreement to employees, directors or consultants of Tercica or its subsidiaries pursuant to plans or arrangements approved by the Board of Directors, or

•	issuances or sales pursuant to any rights or agreements outstanding as of the date of the affiliation agreement; and

•	granting to any party or issue any security the terms of which contain any preemptive right.

Lock-up Period; Restrictions on Block Transfers; Compulsory Acquisition. Under the terms of the affiliation agreement, without Tercica’s prior written consent, neither Ipsen nor its affiliates are permitted to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Tercica common stock, or any securities convertible into or exercisable for Tercica common stock, for a period of one year following the first closing, subject to certain limited exceptions. Further, Ipsen is not permitted, without the prior written consent of Tercica, to sell, transfer or dispose of any shares of Tercica common stock to any person or persons known to Ipsen or its affiliates to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who would, to Ipsen’s or its affiliates’ knowledge, beneficially own more than 14.9% of Tercica’s then-outstanding common stock. If at any time Ipsen and/or its affiliates beneficially own 90% or more of Tercica’s outstanding common stock such that, upon all such common stock being held either by Ipsen (or an affiliate of Ipsen), Ipsen would be entitled to effect a short-form merger with Tercica in accordance with Delaware law, Ipsen will, or will cause its affiliate to, effect such a merger.

Standstill Period; Regulated Purchase Period. During the period commencing on the date of the first closing and expiring on the first anniversary of the date of the first closing, Ipsen is not permitted, without Tercica’s written consent, to take any action to effect, directly or indirectly, the acquisition of beneficial ownership by Ipsen of any additional shares of Tercica common stock from persons other than Tercica. Further, during the period commencing with the expiration of the one-year standstill period and expiring on the fourth anniversary of such date, Ipsen would not be permitted, without Tercica’s written consent, to take any action to effect, directly or indirectly, the acquisition of beneficial ownership by Ipsen of any additional shares of Tercica common stock from persons other than Tercica, other than certain permitted offers and acquisitions in connection with maintenance of Ipsen’s percentage interest in Tercica, acquisitions by other stockholders and an increase in Ipsen’s ownership position to at least 60% (subject to adjustment) of Tercica’s outstanding common stock.

Voting Agreements

In connection with the entering into of the stock purchase and master transaction agreement with Ipsen, certain of Tercica’s directors and their affiliated entities, which held in the aggregate approximately 28.9% of Tercica’s outstanding common stock as of March 15, 2007, entered into voting agreements with Ipsen and

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Suraypharm. These directors and their affiliated entities include all of Tercica’s current directors (other than Messrs. Jean and Bélingard) as well as the entities affiliated with MPM Capital L.P., Prospect Management Co. II, LLC and Rho Capital Partners, Inc. These directors and their affiliated entities are referred to in this proxy statement as the “supporting stockholders.”

Under the voting agreements, the supporting stockholders agreed to vote in favor of the transactions contemplated by the stock purchase and master transaction agreement, including the matters submitted to Tercica’s stockholders for approval at the Special Meeting of Stockholders held on October 12, 2006. In addition, until such time as Ipsen is no longer entitled to designate at least one director to Tercica’s Board of Directors pursuant to the terms of the affiliation agreement, the supporting stockholders have agreed to vote, and have granted an irrevocable proxy to certain representatives of Ipsen to vote, all shares of Tercica common stock legally or beneficially held by the supporting stockholders as follows:

•

in favor of each director that Ipsen is then entitled to designate to Tercica’s Board of Directors pursuant to the affiliation agreement (not including the additional independent director nominees Ipsen would be entitled to nominate to Tercica’s Board of Directors starting in 2008), and, to the extent necessary, withhold votes for all other nominees for director;

•	in favor of the number of authorized directors to be set and remain at nine and against any change in such number, except as agreed between Tercica and Ipsen;

•	against any proposal to remove any Ipsen designee from Tercica’s Board of Directors that Ipsen is then entitled to designate to Tercica’s Board of Directors pursuant to the affiliation agreement;

•

for the approval of any transactions contemplated by the stock purchase and master transaction agreement and each of the agreements contemplated by the stock purchase and master transaction agreement, and in favor of any related matter presented for approval by Tercica’s stockholders; and

•

against the approval of any other action or contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the transactions contemplated by the stock purchase and master transaction agreement and the agreements contemplated by the stock purchase and master transaction agreement.

With respect to this Annual Meeting, Tercica expects that the supporting stockholders will vote “For” the election of Mr. Jean to Tercica’s Board of Directors and “For” “Proposal 3—Approval of the Supermajority Charter Amendments” in accordance with the obligations of the supporting stockholders under the voting agreements.

Increlex™ License and Collaboration Agreement

Tercica and Ipsen entered into the Increlex™ license and collaboration agreement in connection with the first closing. The major provisions of that agreement are:

•

Tercica has granted to Ipsen and its affiliates the exclusive right under Tercica’s patents and know-how to develop and commercialize Increlex™ in all countries of the world except the United States, Japan, Canada, Taiwan and certain of the countries in the Middle East and North Africa, for all indications, other than treatment of central nervous system indications and diabetes indications.

•	The collaboration is overseen by a Joint Steering Committee, consisting of an equal number of representatives of each of Tercica and Ipsen.

•

Tercica is solely responsible for the completion of its ongoing development at its own cost with a view to obtain the target label for Increlex™ in the countries of the European Union. The parties have agreed to engage in certain initial co-development activities for Increlex™ pursuant to an initial development plan, and Tercica is responsible for 60% of the development costs relating to such activities under the initial development plan, while Ipsen is responsible for the remaining 40%.

•

Tercica is responsible for all regulatory affairs relating to obtaining the initial European Union marketing authorization, and Ipsen is responsible for regulatory affairs in all other countries of its territory.

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•

Tercica has agreed to manufacture and supply Increlex™ to Ipsen (through its third-party manufacturers) for Ipsen’s clinical development needs at cost and for Ipsen’s commercial needs at a per unit cost equal to 20% of the average net selling price in Ipsen’s territory, and the parties would agree on the manufacture and supply of any improved product or combination product.

•

In consideration of the rights granted to Ipsen under the Increlex™ license and collaboration agreement, Ipsen paid Tercica an upfront payment of €10,000,000 and, upon obtaining marketing authorization of Increlex™ in the European Union for the target label (or for a label which provides access to an agreed upon number of patients), would pay a milestone payment of €15,000,000. If marketing authorization is obtained but the target label or access to the agreed upon patient population is not approved within three years from the date of obtaining such initial marketing authorization, such €15,000,000 milestone amount would not be owed. Ipsen will also pay Tercica royalties on a sliding scale from 15% to 25% of net sales in each country, depending on the annual net sales for Ipsen’s territory.

•

The Increlex™ license and collaboration agreement is effective on a product-by-product and country-by-country basis until the expiration of the royalty term with respect to such product in such country. Upon expiration of the royalty term with respect to a given Increlex™ product, in a given country, Ipsen would be granted a fully paid-up, irrevocable and perpetual non-exclusive license under Tercica’s patents and know how and trademarks with respect to such Increlex™ product. The Increlex™ license and collaboration agreement can be terminated by either party for the other party’s uncured material breach or insolvency.

Somatuline® License and Collaboration Agreement

Tercica and Ipsen entered into the Somatuline® license and collaboration agreement in connection with the first closing. The major provisions of that agreement are:

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Ipsen has granted to Tercica and its affiliates the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Autogel® in the United States and Canada, for all indications other than opthalmic indications.

•	The collaboration is overseen by a Joint Steering Committee, consisting of an equal number of representatives of each party.

•

Ipsen is solely responsible for the completion of its ongoing development at its cost with a view to obtaining marketing authorization in the target label in Tercica’s territory. The parties have agreed to engage in certain initial co-development activities for Somatuline® Autogel® in Tercica’s territory pursuant to an initial development plan, and Ipsen is responsible for 40% of the development costs relating to such activities under the initial development plan, while Tercica is responsible for the remaining 60% (provided that under certain conditions, this allocation may be different).

•	Ipsen is solely responsible for all regulatory affairs related to obtaining regulatory authorization to sell Somatuline® Autogel® in Tercica’s territory.

•

Ipsen will manufacture and supply Somatuline® Autogel® to Tercica for Tercica’s clinical needs at cost and for Tercica’s commercial needs at a per unit cost equal to 20% of the average net selling price in Tercica’s territory, and the parties would agree on the manufacture and supply of any improved product or combination product.

•

In consideration of the rights granted to Tercica under the agreement, Tercica paid Ipsen upfront payments of $25,037,000, which Tercica satisfied through issuance of the first convertible note, and, upon obtaining marketing authorization of Somatuline® Autogel® in the United States for the target label (or for a label which provides access to an agreed upon number of patients), and would pay milestone payments of €30,000,000, which Tercica would satisfy through the issuance of the second convertible note. If marketing authorization is obtained but the target label or access to the agreed upon patient population is not approved within three years from the date of obtaining such initial marketing

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authorization, such milestone amount would not be owed. Tercica will also pay Ipsen royalties on a sliding scale from 15% to 25% of net sales in each country, depending on the annual net sales for Tercica’s territory.

•

The Somatuline® license and collaboration agreement is effective on a product-by-product and country-by-country basis until the expiration of the royalty term with respect to such product in such country. Upon expiration of the royalty term with respect to a given Somatuline® Autogel® product, in a given country, Tercica would be granted a fully paid-up, irrevocable and perpetual non-exclusive license under Ipsen’s patents and know how and trademarks with respect to such Somatuline® Autogel® product. The Somatuline® license and collaboration agreement can be terminated by either party for the other party’s uncured material breach or insolvency.

Charter Amendments; Rights Plan

In connection with the first closing under the stock purchase and master transaction agreement, Tercica amended its amended and restated certificate of incorporation, which amendment provides for the waiver of the corporate opportunity provisions under the Delaware General Corporation Law and the corporate opportunity doctrine with respect to opportunities of which Ipsen and Ipsen’s designees to Tercica’s Board of Directors may become aware as a result of their affiliation with Tercica. The affiliation agreement also includes provisions related to corporate opportunities’ waivers. In connection with the first closing, Tercica also adopted a rights agreement implementing a stockholder rights plan, commonly referred to as a “poison pill,” the adoption of which was a condition to Ipsen’s obligation to consummate the first closing. The amendment to Tercica’s amended and restated certificate of incorporation and the adoption of the rights agreement were approved by Tercica’s stockholders at a Special Meeting of Stockholders held on October 12, 2006.

As discussed in greater detail below, a proposal to approve the amendments to Tercica’s amended and restated certificate of incorporation and amended restated bylaws set forth under “Proposal 3—Approval of the Supermajority Charter Amendments,” as well as to approve amendments relating to Ipsen-specific corporate governance matters concerning the power and authority of Ipsen’s designees to Tercica’s Board of Directors, were submitted to the stockholders for approval at the Special Meeting. Although a majority of the issued and outstanding shares of Tercica common stock voted in favor of the proposed amendments at the Special Meeting, the proposed amendments were not approved by the required 80% vote of the issued and outstanding shares of Tercica common stock at the Special Meeting. Tercica and Ipsen subsequently agreed to resubmit the proposed amendments to the stockholders for approval at the Annual Meeting, with the exception of the proposed amendments relating to the Ipsen-specific corporate governance matters described above. Tercica’s Board of Directors believes that the proposed amendments, as revised and described in Proposal 3 of this proxy statement, are in the best interests of the stockholders and recommends a vote “For” Proposal 3.

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PROPOSAL 1

ELECTION OF DIRECTORS

Tercica’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on Tercica’s Board of Directors may be filled only by a majority of the remaining directors then in office (or by a sole remaining director). A director elected by Tercica’s Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. This includes vacancies created by an increase in the number of directors.

Tercica’s Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2007 and who are standing for election—John A. Scarlett, M.D., Karin Eastham and Christophe Jean. Each of Dr. Scarlett, Ms. Eastham and Mr. Jean is currently a director of Tercica. Mr. Jean was designated by Ipsen to serve on the Board of Directors pursuant to the terms of the affiliation agreement with Ipsen. The Corporate Governance and Nominating Committee of the Board of Directors recommended to the Board of Directors that each of Dr. Scarlett, Ms. Eastham and Mr. Jean be nominated for election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2010 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Tercica does not have a formal policy regarding its directors attendance at annual meetings of stockholders, but Tercica encourages its directors to attend annual meetings of stockholders. Each of Tercica’s directors at the time attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Corporate Governance and Nominating Committee of Tercica’s Board of Directors, subject to Tercica’s obligations under the affiliation agreement with Ipsen. Each person nominated for election has agreed to serve if elected, and Tercica has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

John A. Scarlett, M.D.

Dr. John A. Scarlett, age 56, has served as Tercica’s President and Chief Executive Officer and as a member of Tercica’s Board of Directors since February 2002. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. From 1985 to 1990, Dr. Scarlett served as Vice President, Clinical Affairs and headed the clinical development group at Greenwich Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1985, Dr. Scarlett served as Associate Director and, subsequently, as Director, of Medical Research and Services at Ortho-McNeil Pharmaceuticals, a wholly owned subsidiary of Johnson & Johnson. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

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Karin Eastham

Ms. Karin Eastham, age 57, has served as a member of Tercica’s Board of Directors since December 2003. Since May 2004, Ms. Eastham has been Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research and the home to three research centers—a Cancer Center, the Del E. Webb Center for Neuroscience and Aging and a Center for Research on Infectious and Inflammatory Diseases. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation, a genomic technology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin Pharmaceuticals, Inc., Illumina, Inc., and SGX Pharmaceuticals, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Christophe Jean

Mr. Christophe Jean, age 51, has served as a member of Tercica’s Board of Directors since October 2006. Since May 2003, Mr. Jean has served as Executive Vice President and Chief Operating Officer of Ipsen. Mr. Jean joined Ipsen in September 2002, and was initially in charge of creating Ipsen’s strategic planning and strategic marketing departments. From 2000 until September 2002, Mr. Jean served as Chairman and Chief Executive Officer of Pierre Fabre Médicament, S.A., a pharmaceutical company. Prior to that, Mr. Jean served in various capacities with Ciba-Geigy AG and then with Novartis Pharma AG after the merger of Ciba-Geigy and Sandoz AG. Mr. Jean is also a director of ExonHit Therapeutics S.A (France). Mr. Jean received an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

Directors Continuing in Office Until the 2008 Annual Meeting

Jean-Luc Bélingard

Mr. Jean-Luc Bélingard, age 58, has served as a member of Tercica’s Board of Directors since October 2006. Since December 2001, Mr. Bélingard has served as Chairman and Chief Executive Officer of Ipsen. From 1999 to 2001, he was a member of the executive Board and was Chief Executive Officer of bioMérieux-Pierre Fabre, a French healthcare conglomerate, where he was responsible for the group’s worldwide pharmaceuticals and cosmetics activities. In 1982, Mr. Bélingard joined the Roche Group, where he held several positions including head of the diagnostics division and member of the Roche Group’s corporate executive committee. Mr. Bélingard is a director of each of bioMérieux-Pierre Fabre (France), the Laboratory Corporation of America, Applera Corporation and NicOx S.A. (France), and is also an adviser to the French government on foreign trade. Mr. Bélingard is delegate general and spokesman for G5, an association encompassing the primary French pharmaceuticals companies. He graduated from the HEC business school in 1971 and was awarded an M.B.A. from Cornell University in 1974. Mr. Bélingard was appointed to the Board of Directors of the French National Institute for Health and Medical Research in February 2006.

Ross G. Clark, Ph.D.

Dr. Ross G. Clark, age 56, has served as Tercica’s Chief Technical Officer since May 2002 and as a member of Tercica’s Board of Directors since December 2001. From December 2001 to August 2003, Dr. Clark served as Chairman of Tercica’s Board of Directors. From December 2001 to February 2002, Dr. Clark served as Tercica’s Chief Executive Officer and President. Dr. Clark founded Tercica Limited, Tercica’s predecessor company in New Zealand, in September 2000. Since September 1997, Dr. Clark has served as Professor of Endocrinology at

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the University of Auckland. From October 1997 to January 2000, Dr. Clark served as Chief Scientist for NeuronZ Limited, a New Zealand biotechnology company. In July 1999, Dr. Clark served as a board member of ViaLactia Biosciences (NZ) Ltd, a biotechnology subsidiary of the New Zealand Dairy Board. From 1990 to 1997, Dr. Clark served as a senior scientist for Genentech, Inc., a biotechnology company. Dr. Clark received his B.Sc., Dip.Sci. and Ph.D. degrees in veterinary physiology from Massey University, New Zealand.

David L. Mahoney

Mr. David L. Mahoney, age 52, has served as a member of Tercica’s Board of Directors since October 2004. Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a supply, information and care management products and services company, and Chief Executive Officer of iMcKesson LLC, a healthcare information and connectivity company, from July 1999 to February 2001. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. From 1981 to 1990, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm. Mr. Mahoney also serves on the Board of Directors of Corcept Therapeutics, a pharmaceutical company, and Symantec Corporation, an information and security software and applications company. Mr. Mahoney has a B.A. degree in English from Princeton University and an M.B.A. from Harvard University.

Directors Continuing in Office Until the 2009 Annual Meeting

Alexander Barkas, Ph.D.

Dr. Alexander Barkas, age 59, has served as Chairman of Tercica’s Board of Directors since August 2003 and has served as a member of Tercica’s Board of Directors since May 2002. Since June 1997, Dr. Barkas has served as a managing member of Prospect Management Co., LLC, a venture capital management company. From 1991 to 1997, he was a partner at Kleiner Perkins Caufield & Byers, a venture capital management company. From 1994 to 1995, he served as Chairman of the board of directors of Connetics Corporation, a pharmaceutical company. From 1993 to 1994, Dr. Barkas also served as Chief Executive Officer and President of Connetics Corporation. Dr. Barkas served as Chief Executive Officer of Geron Corporation, a biotechnology company, from 1992 to 1993, and has been Geron Corporation’s Chairman of the board of directors since 1993. From 1989 to 1991, Dr. Barkas was a founder and served as the Chief Executive Officer of BioBridge Associates, a health care consulting firm. He currently serves as a director for Geron Corporation. Dr. Barkas received his B.A. degree in biology from Brandeis University and his Ph.D. in biology from New York University.

Dennis Henner, Ph.D.

Dr. Dennis Henner, age 55, has served as a member of Tercica’s Board of Directors since May 2002. Dr. Henner is currently a Managing Director of Clarus Ventures, a venture capital management company that he co-founded in December 2005. Since October 2001, Dr. Henner has also been a general partner at MPM BioVentures III, L.P., a venture capital fund. From May 2001 to October 2001, Dr. Henner was a venture partner at MPM Capital L.P., a venture capital management company. From May 1998 to February 2001, he served as Senior Vice President of Research and a member of the executive, product review and research development committees for Genentech, Inc., a biotechnology company. From April 1996 to May 1998, Dr. Henner served as Vice President of Research for Genentech, Inc. He received his B.A. degree in life sciences and his Ph.D. in microbiology from the University of Virginia.

Mark Leschly

Mr. Mark Leschly, age 38, has served as a member of Tercica’s Board of Directors since July 2003. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. From 1994 to July 1999, Mr. Leschly was an associate and then a general partner of Healthcare Ventures L.L.C., a venture capital management company. From 1991 to 1993, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly is currently a

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director of Diversa Corporation, a biotechnology company, Senomyx, Inc., a biotechnology company, and NitroMed, Inc., a biotechnology company. He received his B.A. degree in history from Harvard University and his M.B.A. from the Stanford Graduate School of Business.

Independence of the Board of Directors

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Tercica, its senior management and its independent registered public accounting firm, Tercica’s Board of Directors has affirmatively determined that each of Dr. Barkas, Ms. Eastham, Dr. Henner, Mr. Leschly and Mr. Mahoney is an independent director within the meaning of the applicable Nasdaq listing standards. Each member of Tercica’s Compensation Committee and Corporate Governance and Nominating Committee is independent (as independence is currently defined in Rule 4200(c)(15) of the Nasdaq listing standards) and each member of the Audit Committee is independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has also determined that Mr. Wiggans and Mr. Astrue, each of whom resigned from the Board of Directors in October 2006, were independent directors within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee. Each of these committees has a written charter approved by Tercica’s Board of Directors. The following table provides membership and meeting information for fiscal 2006 for each of the Board of Directors committees:

Name	Audit		Compensation		Corporate Governance and Nominating		Strategic Planning
Michael J. Astrue (1)					X
Jean-Luc Bélingard (2)							X
Alexander Barkas, Ph.D.					X	*	X	*
Karin Eastham (1)	X	*			X
Dennis Henner, Ph.D.			X	*			X
Christophe Jean (3)							X
Mark Leschly	X		X		X
David L. Mahoney (4)	X		X
John A. Scarlett, M.D.							X
Thomas G. Wiggans (4)			X
Total meetings in fiscal year 2006	11		4		3		1

*	Committee Chairperson.

(1)	Mr. Astrue resigned from Tercica’s Board of Directors effective October 13, 2006. In connection with Mr. Astrue’s resignation, Ms. Eastham was appointed to the Corporate Governance and Nominating Committee.

(2)	Mr. Bélingard was elected to Tercica’s Board of Directors effective October 13, 2006.

(3)	Mr. Jean was elected to Tercica’s Board of Directors effective October 13, 2006.

(4)	Mr. Wiggans resigned from Tercica’s Board of Directors effective October 13, 2006. In connection with Mr. Wiggans’ resignation, Mr. Mahoney was appointed to the Compensation Committee.

Below is a description of each committee of Tercica’s Board of Directors. Tercica’s Board of Directors has determined that each member of the Audit, Compensation and Corporate Governance and Nominating

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Committees meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Tercica.

Audit Committee

The Audit Committee of the Board of Directors oversees Tercica’s corporate accounting and financial reporting processes and audits of Tercica’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee:

•	appoints, retains and determines the compensation for, Tercica’s independent registered public accounting firm;

•	reviews and approves the retention of Tercica’s independent registered public accounting firm to perform any proposed permissible non-audit services;

•	oversees and monitors:

•	the integrity of Tercica’s financial statements,

•	Tercica’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters,

•	the qualifications, independence and performance of Tercica’s independent registered public accounting firm, and

•	Tercica’s internal accounting and financial controls;

•

provides the Board of Directors with the results of its monitoring and recommendations, as well as additional information and materials as it deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors;

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oversees compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters of internal accounting controls, disclosure controls or auditing matters;

•	confers with management and Tercica’s independent registered public accounting firm regarding the effectiveness of Tercica’s internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Tercica regarding accounting, internal accounting controls or auditing matters and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review Tercica’s annual audited financial statements and quarterly unaudited financial statements with management and Tercica’s independent registered public accounting firm, including reviewing Tercica’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Three directors currently comprise the Audit Committee: Ms. Eastham, Mr. Leschly and Mr. Mahoney. The Audit Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. Tercica’s Board of Directors has reviewed the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of Tercica’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Tercica’s Board of Directors has also determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

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Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with Tercica’s management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to Tercica’s Board of Directors that the audited financial statements be included in Tercica’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Karin Eastham, Chair

Mark Leschly

David L. Mahoney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Tercica specifically incorporates this report by reference in any such filing.

Compensation Committee

The Compensation Committee of Tercica’s Board of Directors approves and evaluates the overall compensation plans, policies and programs for Tercica. Among other things, the Compensation Committee:

•	reviews and makes recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•	reviews and makes recommendations to Tercica’s Board of Directors for the Chief Executive Officer regarding, and reviews and approves for Tercica’s other executive officers, the following:

•	annual base salary,

•	annual incentive bonus, including the specific goals and amount,

•	equity compensation,

•	employment agreements, severance arrangements, and change in control agreements and provisions, and

•	any other benefits, compensations, compensation policies or arrangements;

•	reviews and makes recommendations to the Board of Directors regarding the compensation policy for such other officers as directed by the Board of Directors; and

•

administers Tercica’s current benefit plans and makes recommendations to the Board of Directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other plans proposed for adoption.

Three directors currently comprise the Compensation Committee: Dr. Henner, Mr. Leschly and Mr. Mahoney. All members of Tercica’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm.

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Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets three times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the head of the Human Resources group and the Chief Executive Officer. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by Tercica to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. To date, the Compensation Committee has not delegated authority to any such subcommittees. The Board of Directors has delegated to Tercica’s Chief Executive Officer the authority to grant stock options to employees below the level of vice president as long as such grants are below 25,000 shares. Such stock options are granted upon an employee’s first day of employment with Tercica.

From 2004 through the first quarter of 2006, the Compensation Committee engaged Watson Wyatt as a compensation and benefits consulting expert. During 2007, the Compensation Committee engaged Towers Perrin as a compensation and benefits consulting expert. In each case, the compensation and benefits consulting expert was generally known to members of the Compensation Committee as a recognized top-tier independent compensation consultant. The work that each of Watson Wyatt and Towers Perrin performed for the Compensation Committee for 2006 and 2007 is discussed under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Historically, the Compensation Committee has made the most significant adjustments to annual compensation and determined bonus and stock incentive awards at one or more meetings held during the first quarter of the year; however, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and promotions, at various meetings throughout the year. The Compensation Committee’s process comprises the determination of executive officers’ compensation levels, and the Compensation Committee makes a recommendation to the Board of Directors regarding the compensation level for Tercica’s Chief Executive Officer. For executives other than the Chief Executive Officer, the Compensation Committee typically solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, an initial evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to his compensation as well as any awards to be granted. The Compensation Committee also periodically reviews the level and form of director compensation and changes to director compensation are proposed by the Compensation Committee to the Board of Directors for consideration and approval. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data and performance, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. In the case of director compensation, the Compensation Committee considers both direct and indirect forms of compensation, including any charitable contributions by Tercica to organizations in which a director is affiliated and consulting or other similar arrangements between Tercica and a director.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis.”

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Compensation Committee Interlocks and Insider Participation

From January 2006 to October 2006, Tercica’s Compensation Committee was comprised of Dr. Henner, Mr. Leschly and Mr. Wiggans. Since October 2006, Tercica’s Compensation Committee has been comprised of Dr. Henner, Mr. Leschly and Mr. Mahoney. No member of the Compensation Committee is or was formerly an officer or employee of Tercica. None of Tercica’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on Tercica’s Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Tercica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE

Dennis Henner, Ph.D., Chair

Mark Leschly

David L. Mahoney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Tercica specifically incorporates this report by reference in any such filing.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of Tercica’s Board of Directors is responsible for, among other things:

•	reviewing the Board of Directors structure, composition and practices, and making recommendations on these matters to the Board of Directors;

•	reviewing, soliciting and making recommendations to the Board of Directors and the stockholders with respect to candidates for election to the Board of Directors;

•

overseeing compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters other than internal accounting controls, disclosure controls or auditing matters;

•	overseeing and monitoring Tercica’s compliance with legal and regulatory requirements, except as compliance relates to financial statements or accounting matters; and

•

reviewing with management any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues with respect to all matters other than with respect to Tercica’s financial statements or accounting policies.

Three directors currently comprise the Corporate Governance and Nominating Committee: Dr. Barkas, Ms. Eastham and Mr. Leschly. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance and Nominating Committee has adopted a written charter that is available to stockholders in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm.

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The Corporate Governance and Nominating Committee is responsible for the recruitment of new Board members. Invitations to join the Board of Directors are extended by the Chairman of the Board of Directors on behalf of the entire Board. With respect to Board qualifications, the Corporate Governance and Nominating Committee takes into consideration: applicable laws and regulations (including those of Nasdaq), skills, experience, integrity, ability to make independent analytical inquiries, understanding of Tercica’s business and business environment, willingness to devote adequate time and effort to Board responsibilities, diversity, age and other relevant factors that vary depending on the specific needs of the Board of Directors at any particular time. In addition, under the affiliation agreement with Ipsen, nominees for director who are neither members of management nor Ipsen designees must be independent for Nasdaq purposes, based upon Nasdaq listing standards, and must have an outstanding reputation for personal integrity and distinguished achievement in areas relevant to Tercica’s business. The Corporate Governance and Nominating Committee reviews candidates for director in the context of the then-current composition, skills and expertise of the Board of Directors, Tercica’s operating requirements and its obligations under the affiliation agreement with Ipsen, and the interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee discusses such directors and makes a recommendation to the Board of Directors regarding their being nominated for election to the Board of Directors, including based on whether such directors are required to be nominated for election to the Board of Directors pursuant to the terms of the affiliation agreement with Ipsen. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether nominees must be independent for Nasdaq purposes, based upon Nasdaq listing standards and applicable SEC rules and regulations, and whether nominees meet the criteria set forth under the affiliation agreement with Ipsen. The Corporate Governance and Nominating Committee then identifies potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Tercica has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board of Directors and Tercica’s obligations under the affiliation agreement with Ipsen. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates qualifications. The Committee, Chief Executive Officer and Chairman then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board of Directors, which will then vote on the nominee.

The Corporate Governance and Nominating Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. However, Ipsen has certain rights with respect to the nomination of directors pursuant to the terms of the affiliation agreement with Ipsen as described elsewhere in this proxy statement. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. Recommendations must be delivered no sooner than 120 and no later than 90 days prior to the anniversary date of the mailing of Tercica’s proxy statement for the last annual meeting of stockholders. Tercica intends to mail this proxy statement on or about                     , 2007, to all stockholders of record entitled to vote at the Annual Meeting. Accordingly, for the 2008 Annual Meeting of Stockholders, your recommendation must be received not later than the close of business on                     , 2008, nor earlier than the close of business on                     , 2007. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Tercica’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of Tercica’s voting stock other than pursuant to Ipsen’s designation rights under the affiliation agreement with Ipsen.

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Strategic Planning Committee

The Strategic Planning Committee of Tercica’s Board of Directors was established in October 2006. Five directors currently comprise the Strategic Planning Committee: Dr. Barkas, Mr. Bélingard, Dr. Henner, Mr. Jean and Dr. Scarlett. The Strategic Planning Committee is responsible for, among other things:

•	reviewing all strategic issues affecting Tercica with regard to research and development, industrial, manufacturing, commercial and financial matters, as well as all alliances and partnerships;

•	reviewing and recommending to the Board of Directors an annual three-year strategic plan;

•	reviewing Tercica’s operating plans and allocation of resources and its relationship to Tercica’s strategic plans, and making recommendations thereto;

•	reviewing any major investment, asset sale, restructuring, alliance or partnership project; and

•	submitting reports, proposals and recommendations to the Board with respect to the foregoing.

Meetings of the Board of Directors

The Board of Directors met 14 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications With the Board of Directors

Tercica’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders may send written communications to the Board of Directors or any of the directors, by certified mail only, c/o Chairman or Secretary, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. All such written communications will be compiled by the Chairman or Secretary of Tercica and submitted to the full Board, or the individual directors, as the case may be, within a reasonably timely period.

Code of Business Conduct and Ethics

Tercica’s Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to Tercica’s directors, principal executive officer and principal financial officer) is available in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. Tercica intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the location specified above. Copies of Tercica’s Code of Business Conduct and Ethics are also available without charge by contacting Tercica’s Investor Relations department at (650) 624-4949.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board of Directors has directed management to submit the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Tercica’s financial statements since its inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Tercica’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tercica and its stockholders.

Stockholder approval of this Proposal 2 requires a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on this Proposal 2 (which shares voting “For” also constitute at least a majority of the required quorum).

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Tercica for the fiscal years ended December 31, 2006 and 2005, by Ernst & Young LLP, Tercica’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2006	2005
Audit Fees (1)	$790,000	$610,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	45,000	20,000
All Other Fees (4)	—	—

Total Fees	$835,000	$630,000

(1) Audit Fees. Consists of fees billed for professional services rendered for the audit of Tercica’s financial statements and review of the interim financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Fiscal 2005 Audit Fees have been revised to reflect additional audit fees billed by Ernst & Young LLP after Tercica’s proxy statement for the 2006 Annual Meeting of Stockholders was filed with the SEC on April 24, 2006.

(2) Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Tercica’s financial statements and are not reported under “Audit Fees.” There were no audit-related fees billed to Tercica for services rendered during fiscal 2006 and fiscal 2005.

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(3) Tax Fees. Consists of fees billed for professional services for federal and state tax compliance, tax planning and tax advice, which consists of technical tax consulting. During fiscal 2006 and fiscal 2005, these services included federal and state tax compliance, tax planning and tax advice.

(4) All Other Fees. Consists of fees for products and services other than the services described above. During fiscal 2006 and fiscal 2005, Ernst & Young LLP did not provide any such products or services to Tercica.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

Tercica’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Tercica’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Ernst & Young LLP to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of Ernst & Young LLP to render that service. When the Audit Committee chairperson pre-approves any services, the Audit Committee is advised immediately and at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Tercica does not engage Ernst & Young LLP to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Tercica’s Audit Committee, or the Audit Committee chairperson, in advance. Tercica’s Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

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PROPOSAL 3

APPROVAL OF THE SUPERMAJORITY CHARTER AMENDMENTS

The Board of Directors is asking for your approval to amend Tercica’s amended and restated certificate of incorporation and amended and restated bylaws to eliminate Tercica’s classified Board of Directors and certain other anti-takeover protections. Pursuant to Tercica’s amended and restated certificate of incorporation and amended and restated bylaws, approval of these proposed amendments requires the affirmative vote of holders of at least 80% of the issued and outstanding Tercica common stock. As a result, these proposed amendments are referred to in this proxy statement as the “Supermajority Charter Amendments.” The following summary of the Supermajority Charter Amendments is qualified in its entirety by the Supermajority Charter Amendments, which are attached hereto as Appendix A.

Introduction

The Supermajority Charter Amendments provide for:

•	the elimination of Tercica’s classified board of directors;

•	the right of any stockholder who holds 15% or more of the issued and outstanding shares of Tercica common stock to request that a special meeting of stockholders be called;

•	the right of the stockholders to remove a director by an affirmative vote of at least 60% of the issued and outstanding shares of Tercica common stock entitled to vote at an election of directors;

•	the reduction and/or elimination of the supermajority votes required to amend certain provisions of Tercica’s amended and restated certificate of incorporation; and

•	the exemption of Ipsen from the advance notice requirements for director nominations.

Tercica submitted a proposal including the above amendments, as well as amendments relating to Ipsen-specific corporate governance matters concerning the power and authority of Ipsen’s designees to Tercica’s Board of Directors, to its stockholders for approval at a Special Meeting of Stockholders held on October 12, 2006. Although a majority of the issued and outstanding shares of Tercica common stock voted in favor of the proposed amendments at the Special Meeting, the proposed amendments were not approved by the required 80% vote of the issued and outstanding shares of Tercica common stock at the Special Meeting. Pursuant to the terms of the affiliation agreement Tercica entered into with Ipsen in connection with the strategic collaboration, Tercica agreed to submit the proposed amendments to the stockholders at the Annual Meeting if the amendments had not been approved by the stockholders at the Special Meeting. Tercica and Ipsen subsequently agreed to resubmit the proposed amendments to the stockholders for approval at the Annual Meeting, with the exception of the proposed amendments submitted to the stockholders at the Special Meeting relating to the Ipsen-specific corporate governance matters concerning the power and authority of Ipsen’s designees to Tercica’s Board of Directors. Tercica’s Board of Directors believes that the proposed amendments, as revised and described in this Proposal 3 as the “Supermajority Charter Amendments,” are in the best interests of the stockholders.

Reasons for and Effect of the Supermajority Charter Amendments

The Supermajority Charter Amendments are designed to eliminate Tercica’s classified Board of Directors and other anti-takeover protections in Tercica’s amended and restated certificate of incorporation and amended and restated bylaws. Given the strategic collaboration between Tercica and Ipsen, as described under the section of the this proxy statement captioned “Collaboration with Ipsen,” the Board of Directors believes that these anti-takeover provisions in Tercica’s amended and restated certificate of incorporation and amended and restated bylaws are no longer necessary or appropriate. The Board of Directors believes that it is in the best interests of Tercica and Tercica’s stockholders for Ipsen to continue its investment in, and collaboration with, Tercica. The anti-takeover provisions currently in place may hinder Ipsen’s continuing investment and the resulting increase in Ipsen’s representation on the Board of Directors by imposing unnecessary cost burden and time delay. In

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addition, stockholders should note that the elimination of Tercica’s classified Board of Directors and other anti-takeover provisions would put more control in the hands of Tercica’s stockholders by, for example, allowing stockholders to vote on all directors on an annual basis and to remove directors without cause, and allowing significant stockholders to act independently of management by having the ability to call special meetings of stockholders.

Elimination of Classified Board of Directors

The Board of Directors is asking the stockholders to amend Article VI of Tercica’s amended and restated certificate of incorporation. Article VI of Tercica’s amended and restated certificate of incorporation currently provides that the Board of Directors is to be classified into three classes with the number of directors in each class elected to hold office for a three-year term. If the stockholders approve this Proposal 3, Tercica’s classified Board of Directors would be eliminated and directors would thereafter be elected for one-year terms at each annual meeting of stockholders beginning at the 2008 Annual Meeting of Stockholders. However, the term of a director elected prior to the filing of the certificate of amendment giving effect to the Supermajority Charter Amendments with the Delaware Secretary of State would not be affected by the Supermajority Charter Amendments. Each of these directors would continue to serve until his or her respective current term of office expires, including those directors elected for a three-year term at this Annual Meeting. Any new directors appointed by the Board of Directors by reason of a vacancy, whether due to the death, resignation or removal of a director, or due to an increase in the size of the Board of Directors, would be appointed only to serve until the next annual meeting of stockholders and until his or her successor is elected and has qualified.

The purpose of a classified board is to make it more difficult for a potential hostile acquirer to take control of the Board of Directors by means of a proxy contest, as the potential hostile acquirer would need to be successful in two proxy contests before the potential hostile acquirer would have elected a majority of the directors to the Board of Directors. The approval of this Proposal 3 would eliminate this anti-takeover provision.

In addition to the reasons discussed above, the Board of Directors believes that the stockholders should have an opportunity to vote on all directors every year and that this would be an effective way to maintain and enhance the accountability of the directors to Tercica’s stockholders. The Supermajority Charter Amendments, if approved, would replace current Article VI of Tercica’s amended and restated certificate of incorporation with a new Article VI. It would also replace Article X, Section 1 of Tercica’s amended and restated certificate of incorporation and the second paragraph of Section 3.3 of Tercica’s amended and restated bylaws with a new paragraph to reflect the conforming change in the term of office of a director elected to fill a vacancy on the Board of Directors as a result of the elimination of the classified Board of Directors.

Stockholders’ Right to Call a Special Meeting

Currently, Article XII, Section 2 of Tercica’s amended and restated certificate of incorporation and Section 2.3 of Tercica’s amended and restated bylaws permit a special meeting of the stockholders to be called only by the Board of Directors, the Chairman of the Board of Directors or Tercica’s Chief Executive Officer (or President in the absence of a Chief Executive Officer). Tercica’s stockholders do not currently have the right to call a special meeting. The Supermajority Charter Amendments, if approved, would also allow any stockholder who holds at least 15% of Tercica’s issued and outstanding common stock to call a special meeting.

The Delaware General Corporation Law permits the calling of a special meeting by any persons as may be authorized by the certificate of incorporation or the bylaws. The Board of Directors believes that a stockholder, such as Ipsen, with a 15% or more share ownership has a sufficient stake in Tercica that should entitle it to act independently of management by having the right to call a special meeting of the stockholders. The prohibition against a stockholder’s right to call a special meeting is essentially an anti-takeover measure that is no longer appropriate given the strategic partnership between Tercica and Ipsen as discussed elsewhere in this proxy statement. The Supermajority Charter Amendments, if approved, would amend and restate Article XII, Section 2 of Tercica’s amended and restated certificate of incorporation and would amend and restate Section 2.3 of Tercica’s amended and restated bylaws.

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Removal of Directors Without Cause

Currently, Article X, Section 2 of Tercica’s amended and restated certificate of incorporation and Section 3.4 of Tercica’s amended and restated bylaws permit removal of a director from the Board of Directors only for cause by an affirmative vote of the holders of at least a majority of Tercica’s issued and outstanding common stock. Directors may not be removed without cause. The Supermajority Charter Amendments, if approved, would allow the removal of directors without cause if at least 60% of Tercica’s issued and outstanding common stock vote in favor of such removal.

The Delaware General Corporation Law permits any director or the entire board of a corporation to be removed, with or without cause, except that in the case of a corporation whose board is classified, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides. The Board of Directors believes that the stockholders should have the right to remove a director for any reason to maintain and enhance the accountability of the directors to Tercica’s stockholders. The Supermajority Charter Amendments, if approved, would amend and restate Article X, Section 2 of Tercica’s amended and restated certificate of incorporation and would amend and restate Section 3.4 of Tercica’s amended and restated bylaws.

Reduction or Elimination of Supermajority Voting Requirement

Currently, specified provisions of Tercica’s amended and restated certificate of incorporation and amended and restated bylaws may only be amended or repealed upon the affirmative vote of the holders of at least 80% of Tercica’s issued and outstanding common stock. These provisions relate to Tercica’s classified Board of Directors, the votes required to amend or repeal certain anti-takeover provisions in Tercica’s amended and restated bylaws, the filling of vacancies on the Board of Directors and removal of directors, advance notice of new business and stockholder nominations for election of directors, actions by written consent of the stockholders, the calling of a special meeting of the stockholders, notice requirements for meetings of stockholders and the votes required to amend or repeal the provision that requires the 80% stockholder vote for the preceding matters itself.

The Supermajority Charter Amendments, if approved, would: (i) reduce the voting threshold to amend or repeal the provisions relating to the advance notice of new business and stockholder nominations for election of directors from 80% to 66 2/3% and reduce the voting threshold requirement to amend or repeal the provision that requires the 66 2/3% vote for the preceding matters from 80% to 66 2/3% and (ii) eliminate the supermajority voting requirement to amend or repeal the provisions relating to Tercica’s classified Board of Directors, the votes required to amend or repeal certain anti-takeover provisions in Tercica’s amended and restated bylaws, the filling of vacancies on the Board of Directors and removal of directors, actions by written consent of the stockholders, the calling of a special meeting of the stockholders, and notice requirements for meetings of stockholders. Instead, the vote required to amend or repeal these provisions would be the requisite vote to amend Tercica’s amended and restated certificate of incorporation or amended and restated bylaws, as applicable, under the Delaware General Corporation Law and Tercica’s amended and restated bylaws. Under the Delaware General Corporation Law and Tercica’s amended and restated bylaws, the amendment of Tercica’s amended and restated certificate of incorporation requires the affirmative vote of at least a majority of the issued and outstanding shares of Tercica common stock, and the amendment of Tercica’s amended and restated bylaws do not require stockholder approval unless specified otherwise in Tercica’s amended and restated certificate of incorporation.

The Supermajority Charter Amendments, if approved, would reduce or otherwise eliminate certain voting protections that Tercica’s stockholders currently have by reducing the voting threshold requirement of, or eliminating, supermajority voting provisions. However, most of the provisions that require supermajority votes, such as those relating to Tercica’s classified Board of Directors, the votes required to amend or repeal certain anti-takeover provisions in Tercica’s amended and restated bylaws, removal of directors and the calling of a special meeting of stockholders, would be eliminated or modified if the Supermajority Charter Amendments are approved, and therefore render the supermajority vote requirements to amend such provisions unnecessary. The other provisions that require a supermajority vote are similar anti-takeover provisions that the Board of Directors

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believes should be amended or repealed by the Board of Directors and/or by the vote of a majority of the issued and outstanding shares of Tercica common stock. In addition, given the practical difficulty of obtaining approval from 80% of the issued and outstanding shares, an 80% voting threshold requirement may prohibit the approval of amendments that a significant majority of Tercica’s stockholders are in favor of. The Supermajority Charter Amendments, if approved, would amend and restate Article VII, Section 2 and Article XIV of Tercica’s amended and restated certificate of incorporation, and amend and restate Article X of Tercica’s amended and restated bylaws.

Exemption of Ipsen from Advance Notice Requirements for Director Nominations

Tercica’s amended and restated bylaws currently require that a stockholder give notice to Tercica no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders if the stockholder intends to nominate directors for election to the Board of Directors at an annual meeting, or, in the case of a special meeting called for the purpose of electing directors, ten days following the day on which notice of the date of a special meeting was mailed or on which the date of such special meeting was publicly disclosed (whichever occurs first), each subject to specified exceptions. The notice is required to include information as specified in Section 2.16 of Tercica’s amended and restated bylaws. The Supermajority Charter Amendments, if approved, would exempt Ipsen from these advance notice requirements.

The Board believes that such advance notice requirements would no longer be necessary with respect to Ipsen because similar requirements are separately imposed on Ipsen under the terms of the affiliation agreement. Under the affiliation agreement, Ipsen has the right to designate nominees for election as directors by giving notice of the identity of such director(s) at least 90 days prior to each annual meeting of stockholders or 30 days prior to the date on which Tercica sends a notice for any other meeting of its stockholders at which directors are to be elected. Further, because the intent of the affiliation agreement was to set forth the director nomination rights granted to Ipsen, limitations on the general process for screening director candidates may be unnecessary and reliance on restrictions in the affiliation agreement may provide greater flexibility for Ipsen to determine which candidates it would seek to nominate. The Supermajority Charter Amendments, if approved, would add a provision to Section 2.16 of Tercica’s amended and restated bylaws exempting Ipsen from these advance notice requirements.

The Board of Directors is not seeking your approval of the Supermajority Charter Amendments discussed above in response to or in anticipation of any pending or threatened takeover bid or offer for Tercica common stock.

Stockholder approval of this Proposal 3 requires a “For” vote at the Annual Meeting from at least 80% of the issued and outstanding shares of Tercica common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL 3

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Tercica common stock as of March 15, 2007 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of Tercica’s executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of Tercica as a group; and (iv) each person or group of affiliated persons known by Tercica to be the beneficial owner of more than five percent of its common stock as of March 15, 2007.

	Beneficial Ownership(1)
	Shares	Percent of Total
5% Stockholders:
Suraypharm, S.A.S.
Ipsen, S.A.(2)	36,475,290	61.2%
Entities affiliated with MPM BioVentures III LLC(3)	6,904,268	13.8%
Entities affiliated with Prospect Management Co. II, LLC(4)	3,063,540	6.1%
Entities affiliated with Rho Capital Partners, Inc.(5)	3,004,951	6.0%
MedImmune, Inc.(6)	2,996,250	6.0%
AMVESCAP PLC(7)	2,837,330	5.7%

Directors and Executive Officers:
John A. Scarlett, M.D.(8)	1,570,904	3.1%
Ross G. Clark, Ph.D.(9)	764,729	1.5%
Stephen N. Rosenfield(10)	478,333	*
Andrew Grethlein, Ph.D.(11)	356,330	*
Thorsten von Stein, M.D., Ph.D.(12)	305,000	*
Ajay Bansal(13)	311,000	*
Alexander Barkas, Ph.D.(14)	3,162,579	6.3%
Jean-Luc Bélingard(15)	22,500	*
Karin Eastham(16)	45,000	*
Dennis Henner, Ph.D.(17)	6,904,268	13.8%
Christophe Jean(18)	22,500	*
Mark Leschly(19)	3,049,951	6.1%
David L. Mahoney(20)	45,000	*
All directors and executive officers as a group (15 persons)(21)	17,575,752	33.0%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Tercica believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 50,162,610 shares outstanding on March 15, 2007, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)

Includes 12,527,245 shares held by Suraypharm, S.A.S. and 8,405,524 shares that may be acquired within 60 days of March 15, 2007 pursuant to a convertible promissory note and warrant, each held by Ipsen. Also includes 14,501,271 shares held by the supporting stockholders and options to purchase 1,041,250 shares of common stock held by the supporting stockholders that may be exercised pursuant to early exercise agreements, of which 681,147 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007. All of the shares of Tercica common stock and options to purchase shares of Tercica common stock held by the supporting stockholders are subject to the voting agreements Ipsen and Suraypharm entered into with each of the supporting stockholders as described under the caption

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“Collaboration with Ipsen—Voting Agreements.” Ipsen and Suraypharm may be deemed to be the beneficial owner of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to the voting agreements and to share the power to vote or to direct the vote of these shares. Each of Ipsen and Suraypharm expressly disclaims beneficial ownership of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to the voting agreements. Neither Mr. Bélingard nor Mr. Jean, each directors of Tercica, have shared or sole voting or dispositive over the shares beneficially owned by Suraypharm and Ipsen and each expressly disclaims beneficial ownership of the shares beneficially owned by Suraypharm and Ipsen. The address for each of Ipsen and Suraypharm is 42, rue du Docteur Blanche, 75016 Paris, France.

(3)

Represents 5,707,936 shares held by MPM BioVentures III-QP, L.P., 482,343 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 383,776 shares held by MPM BioVentures III, L.P., 112,772 shares held by MPM Asset Management Investors 2002 BVIII LLC, 172,441 shares held by MPM BioVentures III Parallel Fund, L.P., and options to purchase 45,000 shares of Tercica common stock granted to Dr. Henner, one of Tercica’s directors, that may be exercised pursuant to early exercise agreements, of which 11,250 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007. Dr. Henner is obligated to transfer any shares issued pursuant to the exercise of such options to MPM BioVentures III LLC. Dr. Henner is a general partner of MPM BioVentures III LLC, the indirect general partner of the stockholders listed above, and holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Henner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for MPM BioVentures III LLC is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(4)	Represents 3,017,588 shares held by Prospect Venture Partners II, L.P. and 45,952 shares held by Prospect Associates II, L.P. Dr. Barkas, one of Tercica’s directors, is a managing member of Prospect Management Co. II, LLC, the General Partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and, together with the other managing members of Prospect Management Co. II, LLC, holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Barkas disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Prospect Management Co. II, LLC is 435 Tasso Street, Suite 200, Palo Alto, California 94301.

(5)	Represents 829,210 shares held by Rho Management Trust I, 374,629 shares held by Rho Ventures IV, L.P., 881,971 shares held by Rho Ventures IV (QP), L.P. and 919,141 shares held by Rho Ventures IV GmbH & Co. Beteiligungs KG. These stockholders are affiliated with the management company, Rho Capital Partners, Inc. Mr. Leschly, one of Tercica’s directors, is a controlling shareholder of Rho Capital Partners, Inc., a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust I. Mr. Leschly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. These shares do not include 11,000 shares of Tercica common stock held by Drakensberg, L.P. Joshua Ruch, the managing member of the general partner of Drakensberg, L.P., is also a controlling shareholder of Rho Capital Partners, Inc. and may be deemed to beneficially own the shares held by Drakensberg, L.P. and the entities affiliated with Rho Capital Partners, Inc. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(6)	Represents shares held by MedImmune Ventures, Inc., a wholly-owned venture capital subsidiary of MedImmune, Inc. The address for MedImmune, Inc. is One MedImmune Way, Gaithersburg, Maryland 20878.

(7)

Based upon a Schedule 13G filed with the SEC on February 14, 2007 by AMVESCAP PLC on behalf of itself and AIM Funds Management Inc., or AFM, a subsidiary of AMVESCAP. According to the Schedule 13G filed by AMVESCAP, AFM has sole voting and dispositive power over such shares. Pursuant to the Schedule 13G filed by AMVESCAP, AMVESCAP and its subsidiaries disclaim beneficial ownership of the shares of Tercica common stock beneficially owned by any of their executive officers and directors, and each of AMVESCAP’s direct and indirect subsidiaries also disclaim beneficial ownership of shares of

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Tercica common stock beneficially owned by AMVESCAP and any other subsidiary. The address of AMVESCAP is 30 Finsbury Square, London EC2A 1AG, England. The Schedule 13G filed by AMVESCAP provides information only as of December 31, 2006 and, consequently, AMVESCAP’s beneficial ownership of Tercica common stock may have changed between December 31, 2006 and March 15, 2007.

(8)	Includes 602,352 shares purchased pursuant to early exercised options, of which 5,469 shares are subject to Tercica’s right of repurchase within 60 days of March 15, 2007, options to purchase 650,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 498,959 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007, 153,651 shares of held by The John A. Scarlett 1999 Trust U/A dtd November 26, 1999, and 154,901 shares held by The Susan E. Scarlett 1999 Trust U/A dtd November 26, 1999.

(9)	Represents 62,847 shares purchased pursuant to early exercised options, of which 2,344 shares are subject to Tercica’s right of repurchase within 60 days of March 15, 2007, 5,490 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, options to purchase 140,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 99,375 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007, and 556,392 shares held by Boat Harbour Ltd.

(10)	Includes options to purchase 453,333 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 274,029 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(11)	Represents 4,664 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan and options to purchase 351,666 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 186,130 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(12)	Represents options to purchase 305,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 208,751 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(13)	Represents 1,000 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan and options to purchase 310,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 249,063 will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(14)	Includes options to purchase 81,250 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 22,500 will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007, and the shares described in Note (4) above. Dr. Barkas disclaims beneficial ownership of shares described in Note (4) above, except to the extent of his pecuniary interest therein.

(15)	Represents options to purchase 22,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 22,500 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(16)	Includes options to purchase 35,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 11,250 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(17)	Represents the shares listed in Note (3) above. Dr. Henner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(18)	Represents options to purchase 22,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 22,500 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

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(19)	Represents options to purchase 45,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 11,250 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007, and the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (5) above. Mr. Leschly disclaims beneficial ownership of the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (5) above, except to the extent of his pecuniary interest therein.

(20)	Represents options to purchase 45,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 18,750 will be unvested and subject to Tercica’s right of repurchase within 60 days of March 15, 2007.

(21)	Includes 15,062 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, 675,199 shares purchased pursuant to early exercise agreements, of which 7,813 shares are subject to Tercica’s right of repurchase within 60 days of March 15, 2007, and options to purchase 3,039,999 shares of Tercica common stock, of which 2,046,360 shares are subject to Tercica’s right of repurchase if such options are early exercised pursuant to option agreements within 60 days of March 15, 2007.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Tercica’s directors and executive officers, and persons who own more than ten percent of a registered class of Tercica’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Tercica common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Tercica with copies of all Section 16(a) forms they file.

To Tercica’s knowledge, based solely on a review of the copies of such reports furnished to Tercica and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to Tercica’s officers, directors and greater than ten percent beneficial owners were complied with, except as follows:

•	Each of Mr. Astrue, Dr. Barkas, Ms. Eastham, Dr. Henner, Mr. Leschly, Mr. Mahoney and Mr. Wiggans filed a late report on Form 4 with respect to stock options granted to such directors in June 2006.

•	Each of Messrs. Bélingard and Jean filed a late report on Form 4 with respect to stock options granted to such directors in October 2006.

•

Ipsen and Suraypharm filed a late report on Form 4 with respect to the shares of Tercica common stock purchased by Suraypharm and the convertible promissory note and warrant issued to Ipsen in October 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Tercica’s equity compensation plans in effect as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,873,806	$7.24	1,439,865	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	3,873,806	$7.24	1,439,865	(1)

(1)	Of these shares, 191,070 shares remained available for the grant of future rights under Tercica’s 2004 Employee Stock Purchase Plan as of December 31, 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Tercica’s Compensation Program

Tercica is an early stage biopharmaceutical company that has been undergoing a transition from the development stage to product commercialization. Tercica’s goal is to capitalize on the opportunities presented by Increlex™ and Somatuline® Autogel® and to develop and commercialize additional new products for the treatment of metabolic disorders. The success of earlier-stage biopharmaceutical companies is significantly influenced by the quality of their work forces. As a result, Tercica faces significant competition for executives and other talented employees from the numerous pharmaceutical and biotechnology companies in the San Francisco Bay Area. In light

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of these circumstances, Tercica’s compensation program is designed to help Tercica attract talented individuals to manage and operate all aspects of Tercica’s business, to reward these individuals fairly, and to retain those individuals who continue to meet Tercica’s high expectations and support the achievement of Tercica’s business objectives. In this regard, during 2006, Tercica’s compensation program was specifically designed to:

•	reward employees and executives for Tercica’s overall performance and for the achievement of departmental and individual goals and responsibilities, as well as adherence to company values;

•

attract and retain talented individuals who are capable of leading Tercica in achieving its business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and

•	provide substantial alignment of management’s interests with the long-term interests of stockholders.

Tercica pays cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, exemplary performance over the past year. In this regard, the bonuses awarded to Tercica’s executive officers reflect significant business and strategic achievements during the past year, including the favorable outcome in Tercica’s patent infringement litigation against Insmed Incorporated and the consummation of Tercica’s worldwide strategic collaboration in endocrinology with Ipsen. Tercica also offers long-term incentive compensation. As discussed in further detail below, Tercica’s 2006 compensation program for its executive officers consisted of, and was intended to strike a balance among, the following three primary components:

•

Base Salary. Base salary for each of Tercica’s executive officers was based principally on an evaluation of individual job performance during the prior year, as well as base salary benchmarking against comparable companies.

•

Performance Bonus. Executive officer performance bonuses for 2006 were determined in accordance with the criteria set forth under Tercica’s Incentive Compensation Plan, which takes into account corporate goals approved by the Board of Directors and the executive officer’s performance with respect to his or her department’s and personal performance objectives.

•

Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to ensure that incentive compensation is linked to the long-term performance of Tercica common stock and to align its executive officers’ performance objectives with the interests of Tercica’s stockholders. Stock options are granted to Tercica’s executive officers both as a reward for past individual and corporate performance and as an incentive for future performance.

Role of the Compensation Committee of Tercica’s Board of Directors

The Compensation Committee of Tercica’s Board of Directors oversees Tercica’s overall compensation program for its employees and executive officers. In addition, the Compensation Committee evaluates the performance and recommends the compensation of Tercica’s Chief Executive Officer to the Board of Directors. The Compensation Committee is comprised entirely of independent directors who are not officers or employees of Tercica. From January 2006 through October 2006, the Compensation Committee was comprised of Dr. Henner and Messrs. Leschly and Wiggans. For the remainder of 2006 until the present, the Compensation Committee has been comprised of Dr. Henner and Messrs. Leschly and Mahoney.

The stated policy of the Compensation Committee is to maximize stockholder value over time. The primary goal of the Compensation Committee and the executive compensation program is therefore to closely align the interests of the executive officers with those of Tercica’s stockholders. To achieve this goal the Compensation Committee attempts to:

•

offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of Tercica, that motivate individuals to perform at their highest level and that reward outstanding achievement;

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•	maintain a significant portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals; and

•	encourage executives to manage from the perspective of owners with an equity stake in the company.

The responsibilities of the Compensation Committee include the following:

•	annually reviewing and making recommendations to the Board of Directors for Tercica’s Chief Executive Officer, and reviewing and approving for the other executive officers of Tercica the following:

•	annual base salary;

•	annual incentive bonus including the specific goals and amount;

•	equity compensation;

•	employment agreements, severance arrangements, and change in control agreements/provisions; and

•	any other benefits, compensation, compensation policies or arrangements, including compensation relating to raises and promotions; and

•

annually reviewing and making recommendations to the Board of Directors regarding general compensation goals and guidelines for Tercica’s employees and the criteria by which bonuses to Tercica’s employees are determined.

In reviewing and approving such matters, the Compensation Committee considers such matters as it deems appropriate, including Tercica’s financial and operating performance, the alignment of the interests of the executive officers and Tercica’s stockholders, the performance of Tercica common stock and Tercica’s ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options to executive officers, the Compensation Committee typically considers the recommendations of Dr. Scarlett, Tercica’s Chief Executive Officer, and Dr. Scarlett typically participates in the Compensation Committee’s deliberations about executive compensation matters. However, Dr. Scarlett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. Dr. Scarlett also annually develops Tercica’s strategic and other corporate goals, which are reviewed by the Compensation Committee and the Board of Directors, and, subject to their input, approved by the Board of Directors. In determining his executive officer compensation recommendations, Dr. Scarlett solicits the input of, and receives documentary support from, Tercica’s Human Resources group. The Compensation Committee also receives documentary and analysis support from compensation and benefits consulting experts. Other than Dr. Scarlett, no other executive officers recommended to the Compensation Committee the amount or form of executive officer compensation. Mr. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel and head of Tercica’s Human Resources group, participated in Compensation Committee meetings at which executive officer compensation was determined, but did not participate in any discussions of his own compensation. The Compensation Committee has and does not delegate any of its functions to others in determining executive compensation.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the overall importance to Tercica’s success of aggressively pursuing its strategic goals, as well as to preserve its cash resources, a significant portion of Tercica’s executive officers’ total compensation has been, and is expected to continue to be, comprised of stock options. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with Tercica’s short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance.

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2006 and 2007 Compensation Surveys

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable publicly-held companies. To this end, in each of 2006 and 2007, the Compensation Committee engaged the services of an independent compensation and benefits consulting expert (i.e., Watson Wyatt in 2006 and Towers Perrin in 2007) to provide a review or an analysis of Tercica’s salaries, bonuses and stock incentive awards for executive officers as compared to a peer group of biotechnology and pharmaceutical companies of a size and complexity similar to that of Tercica.

Based on the Compensation Committee’s approval of a peer group for benchmarking executive compensation for 2006 salaries, bonuses and stock incentive awards, Tercica’s Human Resources group provided to the Compensation Committee a benchmarking survey comprised of the following component companies:

•      Aerogen, Inc. (now Nektar Therapeutics)

•      Anesiva, Inc.

•      Aradigm Corporation

•      Avigen, Inc.

•      BioMarin Pharmaceutical Inc.

•      Cell Genesys, Inc.

•      Cepheid

•      Cerus Corporation

•      Ciphergen Biosystems, Inc.

•      Clinimetrics Research Associates Inc.

•      CoTherix, Inc.

•      CV Therapeutics, Inc.

•      Cytokinetics, Inc.

•      Depomed, Inc.

•      DURECT Corporation

•      Dynavax Technologies Corporation

•      Exelixis, Inc.

•      Genelabs Technologies, Inc.

•      Geron Corporation

•      Kosan Biosciences Incorporated

•      Maxygen, Inc.

•      Novozymes A/S

•      Nuvelo, Inc.

•      Renovis, Inc.

•      Rigel Pharmaceuticals, Inc.

•      Sangamo BioSciences, Inc.

•      SuperGen, Inc.

•      Symyx Technologies, Inc.

•      Telik, Inc.

•      Theravance, Inc.

•      Titan Pharmaceuticals, Inc.

•      Vaxgen, Inc.

•      ViroLogic, Inc. (now Monogram Biosciences)

•      WorldHeart Corporation

•      Xenogen Corporation

•      Xoma (US) LLC-Berkeley

Based on the Human Resource group’s benchmarking analysis, Watson Wyatt supported Dr. Scarlett’s executive compensation recommendations to the Compensation Committee regarding 2006 salaries, target bonus levels for 2006 performance (to be paid in 2007) and grants of stock options for executive officers.

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In 2007, Towers Perrin made specific recommendations to the Compensation Committee regarding competitive ranges for executive compensation, including 2007 salaries, target bonus levels for 2007 performance (to be paid in 2008), bonus payments for 2006 performance (to be paid in 2007), and grants of stock options in 2007, in each case, based on a Towers Perrin benchmarking survey. The component companies comprising Tercica’s peer group approved by the Compensation Committee for Towers Perrin to benchmark executive compensation data for 2007 were:

•      ACADIA Pharmaceuticals Inc.

•      Advancis Pharmaceutical Corp.

•      Alkermes, Inc.

•      Anadys Pharmaceuticals, Inc.

•      Barrier Therapeutics, Inc.

•      BioMarin Pharmaceutical Inc.

•      Cell Genesys, Inc.

•      Connetics Corporation (now Stiefel Laboratories, Inc.)

•      CoTherix, Inc.

•      Cubist Pharmaceuticals, Inc.

•      CV Therapeutics, Inc.

•      Cytokinetics, Inc.

•      Dendreon Corporation

•      Dynavax Technologies Corporation

•      Exelixis, Inc.

•      Genitope Corporation

•      InterMune, Inc.

•      Isis Pharmaceuticals, Inc.

•      Kosan Biosciences Incorporated

•      Ligand Pharmaceuticals Inc.

•      Maxygen, Inc.

•      Metabasis Therapeutics, Inc.

•      Myogen, Inc.

•      Nektar Therapeutics

•      Neurocrine Biosciences, Inc.

•      Nuvelo, Inc.

•      Onyx Pharmaceuticals, Inc.

•      PDL BioPharma, Inc.

•      Pharmion Corporation

•      Rigel Pharmaceuticals, Inc.

•      Seattle Genetics, Inc.

•      Sirna Therapeutics, Inc.

•      Sunesis Pharmaceuticals, Inc.

•      Telik, Inc.

•      Theravance, Inc.

•      ZymoGenetics, Inc.

Each of Watson Wyatt (for 2006) and Towers Perrin (for 2007) concluded that the specific levels of executive compensation provided for past and set for future performance were generally competitive with the levels offered by the comparator companies surveyed, although in individual cases, certain individuals were above and certain individuals were below competitive norms. The Compensation Committee realizes that benchmarking Tercica’s executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Tercica’s business and objectives that may be unique to Tercica; however, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to Tercica’s executive compensation program.

In addition to compensation survey data and the analysis of its independent compensation and benefits consulting experts, the Compensation Committee has historically taken into account input from other sources, including input from other independent members of the Board of Directors and publicly available data relating to the compensation practices and policies of other biotechnology and pharmaceutical companies.

Evaluation of Executive Performance; Incentive Compensation Plan

Executive officers are evaluated with respect to their achievement of their departmental and individual goals and responsibilities, adherence to Tercica’s core values and the achievement of the annual company-wide goals set by the Board of Directors. Compensation for executive officers will continue to be based in large part on Tercica’s ability to effectively develop and implement strategies and performance that enable Tercica to achieve its company-wide goals and enhance stockholder value. In this regard, the Board of Directors adopted Tercica’s Incentive Compensation Plan in February 2006. The Incentive Compensation Plan, which is administered by the Compensation Committee, is designed to offer incentive compensation (i.e., bonuses and salary increases, including for promotions) to eligible employees of Tercica, including executive officers, by rewarding the

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achievement of corporate and departmental goals and individual performance objectives. Tercica’s 2006 corporate goals approved by the Board of Directors for purposes of the Incentive Compensation Plan were to:

•	achieve corporate objectives within the approved budget;

•	achieve budgeted revenue;

•

achieve a positive Marketing Authorization Application, or MAA, opinion for Increlex™ from the European Committee for Medicinal Products for Human Use for either the long-term treatment of growth failure in children with severe Primary IGFD or with growth hormone gene deletion who have developed neutralizing antibodies to growth hormone;

•	complete certain consultations with the FDA regarding further rhIGF-1 development, and, assuming the consultations are positive, initiate such further rhIF-1 development;

•	achieve certain patient enrollment goals;

•	complete the development and implementation of a new IGF-1 diagnostic assay;

•	develop and implement the strategy for Increlex™ European commercial rights;

•	successfully litigate or settle patent infringement cases; and

•	complete the technology evaluation for a development program for rhIGF-1 drug delivery, and, assuming the assessments are positive, to initiate a feasibility and proof of concept program.

In evaluating Tercica’s performance of its 2006 corporate goals, the Compensation Committee weighted as highly significant the (above) goals relating to the successful patent infringement litigation against Insmed Incorporated and the Increlex™ European strategy, which resulted in the consummation of worldwide strategic collaboration in endocrinology with Ipsen as well as the commercial in-licensing of Ipsen’s Somatuline® Autogel® product for the United States and Canada.

Under the Incentive Compensation Plan, each Tercica employee has individual performance objectives (i.e., goals and responsibilities) that are determined at the beginning of each year, and officers are also ranked based on the performance of their department. The Incentive Compensation Plan provides for the payment of cash compensation to employees at various levels depending on the extent that corporate goals and individual performance objectives are achieved. For 2006, 2007 and beyond, executive officer salary and cash bonus awards were and will continue to be determined in accordance with the Incentive Compensation Plan.

Tercica’s 2006 Compensation Program

The three primary components of executive compensation in 2006 were salaries, performance bonuses and grants of stock options.

Executive Officer Salaries

Salaries for executive officers are based principally on the Compensation Committee’s evaluation of individual goals and departmental performance, Tercica’s assessment of the salaries paid by similar companies to executive officers holding equivalent positions, and, with respect to executive officers other than Dr. Scarlett, recommendations made by the Human Resources group and Dr. Scarlett. The Compensation Committee also took into account the achievement of corporate goals approved by the Board of Directors under the Incentive Compensation Plan for the prior year. In setting 2006 salaries, the Compensation Committee neither based its considerations on any single factor nor did it specifically assign relative weights to factors, but rather it considered a mix of factors and evaluated individual performance against that mix both in absolute terms and in relation to other company executives.

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Executive Officer Performance Bonuses

Executive officer performance bonuses for 2006 performance were determined in accordance with the criteria set forth under the Incentive Compensation Plan, and were awarded in 2007. As set forth under the Incentive Compensation Plan, the total size of the potential company-wide bonus pool is determined each year by the Compensation Committee. The extent to which Tercica meets, exceeds or falls short of the corporate goals approved by the Board of Directors for each year, as determined by the Compensation Committee, determines the amount of funds available in the company-wide bonus pool for that year. In 2007, the Compensation Committee determined that in 2006, Tercica had met the goals approved by the Board of Directors for purposes of the Incentive Compensation Plan, with the exception of achieving the budgeted revenue and receiving a positive Increlex™ MAA opinion, and that Tercica had far exceeded the goal of gaining a European commercial partner for Increlex through the consummation of a worldwide strategic collaboration in endocrinology with Ipsen as well as the commercial in-licensing of Ipsen’s Somatuline® Autogel® product for the United States and Canada.

In 2007, the Compensation Committee allocated $1,940,433 to Tercica-wide bonus pool for to reward employees (including all executive officers) for Tercica’s 2006 overall performance. The bonus pool is allocated among eligible employees based on recommendations from management and, with respect to executive officers, approval by the Compensation Committee, and with respect to Dr. Scarlett, by the Board of Directors. With respect to cash bonuses, each executive officer is assigned a target cash bonus based on a percentage of base salary, and a combination of Tercica’s performance with respect to its corporate goals and the individual’s performance with respect to his or her department’s and personal performance objectives. For 2006, the target bonus level for Dr. Scarlett was 60% of base salary earned during 2006; 35% of base salary earned during 2006 for each of Mr. Bansal, Tercica’s Chief Financial Officer, and Mr. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel (and head of Human Resources); and 30% of base salary earned during 2006 for each of Dr. Grethlein, Tercica’s Senior Vice President, Pharmaceutical Operations, and Dr. von Stein, Tercica’s Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs.

The Compensation Committee retains the discretion to increase, reduce or eliminate the bonus award that otherwise might be payable to any individual based on actual performance as compared to the individual’s pre-established target bonus, and to pay bonuses even if certain corporate goals or individual performance objectives are not met. Actual bonus awards for 2006 were based on each executive officer’s achievement of their departmental and individual performance objectives, demonstration of Tercica’s core values, and an assessment of the executive’s contribution to the achievement of Tercica’s 2006 corporate goals. Executive officer bonuses for 2006 were generally awarded close to or in certain cases, above, the target levels because of Tercica’s and each executive officer’s 2006 performance of corporate, departmental and individual performance goals.

The Compensation Committee has not determined whether it would attempt to recover bonuses from Tercica’s executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee.

Executive Officer Long-Term Incentive Compensation

Long-term incentive awards, such as stock options, are designed to ensure that incentive compensation is linked to the long-term performance of Tercica common stock. Tercica has provided long-term compensation to certain members of senior management under Tercica’s 2004 Stock Plan. The 2004 Stock Plan provides Tercica with the ability to periodically reward key employees, including executive officers, with options to purchase shares of Tercica common stock as well as other stock purchase rights. The size of the option grant is generally intended to reflect the executive officer’s position with Tercica and his or her individual job performance and contributions to Tercica’s annual goals. An executive officer’s equity ownership position in Tercica is also considered in determining the size of the option grant. The value of stock options is tied to the future performance of Tercica common stock and provides value to the recipient only when the price of Tercica common stock increases above the option grant price. Through option grants and other stock awards, executives

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receive significant equity incentives to build long-term stockholder value. Tercica does not time the granting of its stock option awards with any favorable or unfavorable news released by Tercica and the proximity of the grant of any awards to an earnings announcement or other market events is coincidental. Additional long-term equity incentives are provided through Tercica’s 2004 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Tercica, may purchase stock of Tercica, subject to specified limits, at 85% of fair market value. During 2006, Mr. Bansal and Dr. Grethlein purchased 1,000 shares and 1,782 shares, respectively, at 85% of fair market value on the date of purchase under the 2004 Employee Stock Purchase Plan. Dr. Scarlett, Mr. Rosenfield and Dr. von Stein have not historically participated in the 2004 Employee Stock Purchase Plan.

Severance and Change of Control Benefits

Under their employment agreements, Tercica’s executive officers are entitled to certain severance and change of control benefits, the terms of which are described in detail below under “Employment Agreements and Arrangements—Executive Employment Agreements.” With respect to change of control benefits, Tercica provides severance compensation if an executive officer is terminated in connection with a change of control transaction. These change of control benefits that are structured on a “double-trigger” basis, meaning that before an executive officer can receive severance compensation: (1) a change of control must occur and (2) within 12 months of such change of control, the executive officer’s employment must be terminated for good reason or without cause. These provisions were included to motivate Tercica’s executive officers to act in the best interests of Tercica’s stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to their continued employment and compensation. Tercica believes that double-trigger change of control severance compensation is attractive to maintain continuity and retention of key management personnel and is consistent with Tercica’s compensation philosophy. Tercica also believes that the other severance benefits are appropriate, particularly with respect to a termination by Tercica without cause since in that scenario, Tercica and the executive officer have a mutually-agreed-upon severance package that is in place prior to any termination event which provides Tercica with more flexibility to make a change in executive management if such a change is in the stockholders’ best interests.

Indemnification Agreements; D&O Liability Insurance

Tercica has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Tercica believes that indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Tercica also maintain directors’ and officers’ liability insurance.

Other Benefits

Tercica maintains a 401(k) plan in which substantially all of its employees are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The 401(k) plan does not currently allow for matching contributions by Tercica. Tercica also provides medical, dental and life insurance benefits to all full-time employees, including Tercica’s executive officers.

2006 and 2007 Compensation Decisions

Tercica’s key compensation actions for Dr. Scarlett and the other named executive officers during 2006 and 2007 are summarized as follows:

John A. Scarlett, M.D.—President and Chief Executive Officer

The Compensation Committee recommended Dr. Scarlett’s 2006 salary, bonus and grants of stock options to the Board of Directors. In setting Dr. Scarlett’s base salary for 2006, the Compensation Committee and Board

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of Directors evaluated the same factors for establishing the salary levels of the executive officers generally, as well as Tercica’s 2005 financial and operating performance, and the performance of Tercica common stock. In addition, the Compensation Committee and Board of Directors considered the status of Dr. Scarlett as Tercica’s most senior officer, a review of the compensation for chief executive officers of comparable companies, and the important role he performed in achieving overall corporate goals. No particular weighting was assigned to any factor, although the Compensation Committee and the Board of Directors weighted Tercica’s successful filing of a new drug application and resultant FDA marketing approval for Increlex™ more heavily in setting his salary for 2006, and weighted the favorable outcome in Tercica’s patent infringement litigation against Insmed Incorporated and the consummation of Tercica’s worldwide strategic collaboration in endocrinology with Ipsen more heavily in setting his bonus and salary for 2007.

For fiscal 2006, Dr. Scarlett’s base salary was set at $400,000, or an approximately 18% increase from his prior year’s base salary of $340,000. Dr. Scarlett’s base salary for fiscal 2007 was set at $440,000, or an approximately 10% increase from his 2006 base salary. Dr. Scarlett was also awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $225,000 (which was determined and paid in 2007), or approximately 94% of his target bonus. Dr. Scarlett’s bonus award recommended by the Compensation Committee for 2006 performance and set by the Board of Directors was based primarily on Tercica’s performance of its 2006 corporate goals, including the favorable outcome in Tercica’s patent infringement litigation against Insmed Incorporated and the consummation of Tercica’s worldwide strategic collaboration in endocrinology with Ipsen. The Board of Directors believed that notwithstanding the highly-significant Ipsen transaction, Dr. Scarlett should not be awarded 100% of his target bonus because Tercica had not achieved its 2006 corporate goals regarding budged revenue and receiving a positive Increlex™ MAA opinion.

In 2006, Dr. Scarlett was awarded a stock option to purchase 250,000 shares of Tercica common stock at an exercise price of $7.37 per share, the fair market value of Tercica common stock on the date of grant. As with all grants of stock options to executive officers, 1/4th of the shares subject to the stock option vest on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vest monthly thereafter. In 2007, Dr. Scarlett was awarded a stock option to purchase 250,000 shares of Tercica common stock at an exercise price of $5.56 per share, the fair market value of Tercica common stock on the date of grant. As was the case for all named executive officers, the 2007 option grant was awarded both as a reward for 2006 individual and corporate performance and as an incentive for future performance.

The Compensation Committee also reviewed perquisites and other compensation paid to Dr. Scarlett for 2006, which included $22,000 in housing costs reimbursed by Tercica and $16,367 in personal travel expenses reimbursed by Tercica and found these amounts to be reasonable. Dr. Scarlett does not receive separate compensation for serving as a member of the Board of Directors.

Ajay Bansal—Chief Financial Officer and Senior Vice President of Finance

For fiscal 2006, Mr. Bansal’s base salary was set at $300,000. Mr. Bansal joined Tercica effective March 28, 2006 and his compensation for 2006 was largely based on the terms of his employment letter agreement, which is described under “Employment Agreements and Arrangements—Executive Employment Agreements.” In connection with joining Tercica, Tercica paid Mr. Bansal a $50,000 sign-on bonus that must be repaid to Tercica, on a pro rata basis, if Mr. Bansal voluntarily resigns or is terminated for cause within 18 months of his employment start date. Mr. Bansal’s base salary for fiscal 2007 was set at $325,000, or an approximately 8% increase from his 2006 base salary. Mr. Bansal was also awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $100,000 (which was determined and paid in 2007), or approximately 125% of his target bonus. Mr. Bansal’s bonus award reflects his key contributions and exemplary performance in consummating Tercica’s worldwide strategic collaboration in endocrinology with Ipsen. In 2006, Mr. Bansal was awarded a stock option to purchase 225,000 shares of Tercica common stock at an exercise price of $6.68 per share, the fair market value of Tercica common stock on the date of grant, pursuant to the terms of his

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employment letter agreement with Tercica. In 2007, Mr. Bansal was awarded a stock option to purchase 85,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant.

Stephen N. Rosenfield—Executive Vice President of Legal Affairs, General Counsel and Secretary

For fiscal 2006, Mr. Rosenfield’s base salary was set at $285,000, or an approximately 8% increase from his prior year’s base salary of $265,000. Mr. Rosenfield’s base salary for fiscal 2007 was set at $325,000, or an approximately 14% increase from his 2006 base salary. Mr. Rosenfield was also awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $150,000 (which was determined and paid in 2007), or approximately 150% of his target bonus. Mr. Rosenfield’s bonus award reflects his key contributions and exemplary performance in consummating Tercica’s worldwide strategic collaboration in endocrinology with Ipsen, as well as his key role as Tercica’s General Counsel in obtaining a favorable outcome in Tercica’s patent infringement litigation against Insmed Incorporated. In 2006, Mr. Rosenfield was awarded a stock option to purchase 83,333 shares of Tercica common stock at an exercise price of $7.37 per share, the fair market value of Tercica common stock on the date of grant. In 2007, Mr. Rosenfield was awarded a stock option to purchase 120,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant.

Andrew J. Grethlein, Ph.D.—Senior Vice President, Pharmaceutical Operations

For fiscal 2006, Dr. Grethlein’s base salary was set at $275,000, or an approximately 10% increase from his prior year’s base salary of $250,000. Dr. Grethlein’s base salary for fiscal 2007 was set at $295,000, or an approximately 7% increase from his 2006 base salary. Dr. Grethlein was also awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $80,000 (which was determined and paid in 2007), or approximately 97% of his target bonus. In 2006, Dr. Grethlein was awarded a stock option to purchase 66,666 shares of Tercica common stock at an exercise price of $7.37 per share, the fair market value of Tercica common stock on the date of grant. In 2007, Dr. Grethlein was awarded a stock option to purchase 85,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant.

Thorsten von Stein, M.D., Ph.D.—Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs

For fiscal 2006, Dr. von Stein’s base salary was set at $290,000, or an approximately 14% increase from his prior year’s base salary of $255,000. Dr. von Stein’s base salary for fiscal 2007 was set at $325,000, or an approximately 12% increase from his 2006 base salary. Dr. von Stein was also awarded a cash bonus award under Tercica’s Incentive Compensation Plan of $80,000 (which was determined and paid in 2007), or approximately 92% of his target bonus. In 2006, Dr. von Stein was awarded a stock option to purchase 110,000 shares of Tercica common stock at an exercise price of $7.37 per share, the fair market value of Tercica common stock on the date of grant. In 2007, Dr. von Stein was awarded a stock option to purchase 85,000 shares of Tercica common stock at an exercise price of $5.78 per share, the fair market value of Tercica common stock on the date of grant.

Accounting and Tax Considerations

Effective January 1, 2006, Tercica adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, Tercica is required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future its stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to Tercica’s executive officers in lieu of stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants and other considerations.

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Section 162(m) of the Internal Revenue Code of 1986 limits Tercica’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Tercica’s executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating its executive officers in a manner designed to promote Tercica’s objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with Tercica’s best interests and those of its stockholders.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to Tercica’s principal executive officer, principal financial officer and the three other highest paid executive officers for the year ended December 31, 2006. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John A. Scarlett, M.D.	2006	400,000	—		713,971	(3)	225,000	39,052	(4)	1,378,023
President and Chief Executive Officer

Ajay Bansal(5)	2006	229,125	50,000	(6)	245,506		100,000	690	(7)	625,321
Chief Financial Officer and Senior Vice President of Finance

Stephen N. Rosenfield	2006	285,000	—		420,228		150,000	785	(8)	856,013
Executive Vice President of Legal Affairs, General Counsel and Secretary

Andrew J. Grethlein, Ph.D.	2006	275,000	—		443,817		80,000	735	(9)	799,552
Senior Vice President, Pharmaceutical Operations

Thorsten von Stein, M.D., Ph.D.	2006	290,000	—		273,755		80,000	735	(9)	644,490
Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs

(1)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with FASB Statement No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R, using the Black-Scholes model and the assumptions outlined in note 10 of Tercica’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 9, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	See footnote (1) to the 2006 Grants of Plan-Based Awards Table below.

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(3)	A portion of the amount shown reflects the compensation cost for the year ended December 31, 2006 of 75,506 shares of common stock that were issued upon the early exercise of stock options granted to Dr. Scarlett and that vested during the year ended December 31, 2006, as calculated in accordance with SFAS No. 123R, and using a Black-Scholes model. See footnote (1) above for further information on the assumptions made by Tercica in determining the compensation cost of Tercica’s equity awards.

(4)	Consists of $22,000 in housing costs reimbursed by Tercica, $16,367 in personal travel expenses reimbursed by Tercica, $250 in airline club membership dues reimbursed by Tercica, and $435 in life insurance premiums paid by Tercica.

(5)	Mr. Bansal joined Tercica as its Chief Financial Officer and Senior Vice President of Finance effective March 28, 2006.

(6)	Represents a sign-on bonus that must be repaid to Tercica, on a pro rata basis, if Mr. Bansal voluntarily resigns or is terminated for cause, as cause is defined in Mr. Bansal’s employment letter agreement with Tercica, within 18 months of his employment start date.

(7)	Consists of $400 in airline club membership dues reimbursed by Tercica and $290 in life insurance premiums paid by Tercica.

(8)	Consists of $350 in airline club membership dues reimbursed by Tercica and $435 in life insurance premiums paid by Tercica.

(9)	Consists of $300 in airline club membership dues reimbursed by Tercica and $435 in life insurance premiums paid by Tercica.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

				All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of
			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Target ($)(1)	Options (#)(2)	Awards ($/Sh)	Option Awards($)(3)
John A. Scarlett, M.D.	—	—	240,000	—	—	—
	03/10/06	03/10/06	—	250,000	7.37	1,318,300

Ajay Bansal	—	—	80,194	—	—	—
	03/28/06	02/22/06	—	225,000	6.68	1,075,388

Stephen N. Rosenfield	—	—	99,750	—	—	—
	03/10/06	03/10/06	—	83,333	7.37	439,432

Andrew J. Grethlein, Ph.D.	—	—	82,500	—	—	—
	03/10/06	03/10/06	—	66,666	7.37	351,543

Thorsten von Stein, M.D., Ph.D.	—	—	87,000	—	—	—
	03/10/06	03/10/06	—	110,000	7.37	580,052

(1)

This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2006 under Tercica’s Incentive Compensation Plan. The actual cash bonus award earned for the year ended December 31, 2006 for each named executive officer is set forth in the 2006

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Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006. For more information regarding Tercica’s Incentive Compensation Plan and the cash bonus awards granted to the named executive officers for the year ended December 31, 2006, please see “—Compensation Discussion and Analysis—Executive Officer Performance Bonuses.”

(2)

Stock options were granted pursuant to Tercica’s 2004 Stock Plan. 1/4th of the shares subject to the stock option vest on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vest monthly thereafter. Vesting is contingent upon continued service. For a description of the terms of stock options granted under the 2004 Stock Plan, please see “—Employment Agreements and Arrangements—Stock Option Awards.”

(3)	Represents the grant date fair value of such option award as determined in accordance with SFAS 123R. These amounts have been calculated in accordance with SFAS No. 123R using the Black Scholes model and the assumptions outlined in note 10 of Tercica’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 9, 2007.

Employment Agreements and Arrangements

Executive Employment Agreements

John A. Scarlett, M.D.

In February 2002, Tercica entered into an employment agreement that was amended in May 2002 and February 2005, and a restricted common stock purchase agreement for the purchase of 328,158 shares of common stock, with John A. Scarlett, M.D., Tercica’s President and Chief Executive Officer. Pursuant to the terms of the agreement, Dr. Scarlett’s base salary was initially set at $280,000, which is reviewed annually. Dr. Scarlett is also eligible to participate in any bonus program applicable to Tercica’s executive officers, including pursuant to Tercica’s Incentive Compensation Plan. The agreement also provides for the provision of standard employee benefits as well as an up to $2,000 monthly housing allowance and the reimbursement of up to $20,000 per year in personal travel expenses in connection with Dr. Scarlett’s weekly commute between the San Francisco Bay Area and Austin, Texas.

Pursuant to the agreement and a related restricted stock purchase agreement, Dr. Scarlett purchased 328,158 shares of common stock at a price of $0.00625 per share. Of the 328,158 shares of common stock purchased in February 2002, or the “founder shares,” 186,904 shares were initially subject to vesting and a right of repurchase in favor of Tercica. With respect to these shares, Tercica’s right of repurchase lapsed as to 46,726 of these shares in February 2003, and lapsed at rates between 3,893 and 3,895 shares each month thereafter until Tercica’s right of repurchase lapsed in full in January 2006. In addition, pursuant to agreement (as amended), in June 2002, Dr. Scarlett was granted an option to purchase 514,852 shares of Tercica common stock, representing 5.078% of the total outstanding equity shares calculated on a fully diluted basis after taking into account the issuance of Tercica’s Series A preferred stock on the date of grant. Dr. Scarlett early exercised these shares pursuant to a restricted stock purchase agreement in December 2002. With respect to the shares purchased in December 2002, Tercica’s right of repurchase lapsed as to 1/4th of the shares in May 2003, and lapsed at the rate of 1/48th of the shares each month thereafter until Tercica’s right of repurchase lapsed in full in May 2006.

In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason at any time not within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•

at Dr. Scarlett’s election, Dr. Scarlett will either (i) continue to receive, on Tercica’s standard payroll dates, his base salary in effect as of his termination date for a period of 12 months following his termination date, or (ii) receive a lump sum payment equal to 12 months of his base salary in effect as of his termination date;

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•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that the number of shares that would have vested had Dr. Scarlett’s employment continued for 12 months following his employment termination date will immediately vest as of his employment termination date;

•	Tercica’s right of repurchase will lapse in full as to all founder shares (Dr. Scarlett’s founder shares had already vested in full as of January 2006, however); and

•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, then Tercica will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of 12 months following his employment termination date.

In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•

Dr. Scarlett will continue to receive, on Tercica’s standard payroll dates, his base salary in effect as of his termination date for a period of 24 months following his termination date (subject to the condition that Dr. Scarlett not compete with or solicit employees of Tercica, or otherwise interfere with Tercica’s employment relationships);

•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that all of the unvested shares will immediately vest in full as of his employment termination date; and

•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to COBRA, then Tercica will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of 18 months following his termination date.

If the total amount of payments and benefits to be provided to Dr. Scarlett under his employment agreement in connection with a change of control would cause Dr. Scarlett to incur “golden parachute” excise tax liability, then the payments and benefits will be reduced to the extent necessary to leave him in a better after-tax position than if no such reduction had occurred. The agreement does not provide for any tax “gross-up” payments to Dr. Scarlett. All of the severance benefits provided for in Dr. Scarlett’s agreement are subject to Dr. Scarlett entering into a final separation agreement containing Tercica’s standard form of release of claims in favor of Tercica and other standard provisions, including those relating to non-disparagement and confidentiality.

Ajay Bansal

In February 2006, Tercica entered into an employment letter agreement with Ajay Bansal, Tercica’s Chief Financial Officer and Senior Vice President of Finance. Pursuant to the terms of the agreement, Mr. Bansal’s base salary was initially set at $300,000, which is reviewed annually. The agreement also provides that Mr. Bansal is eligible for an annual bonus based on company and individual performance of up to 35% of Mr. Bansal’s annual base salary. The agreement provides for the provision of standard employee benefits as well as a sign-on bonus of $50,000 that must be repaid to Tercica, on a pro rata basis, if Mr. Bansal voluntarily resigns or is terminated for cause, as cause is defined in his employment agreement, within 18 months of his employment start date. Pursuant to the agreement, Mr. Bansal was granted an option to purchase 225,000 shares of Tercica common stock, which vests as to 1/4th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48th of the shares on a monthly basis thereafter.

In the event that Mr. Bansal is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Bansal will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date

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and the vesting of all of his stock options will be accelerated in full. In the event that Mr. Bansal is terminated without cause at any time not within 12 months of a change of control, Mr. Bansal will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date.

Stephen N. Rosenfield

In June 2004, Tercica entered into an employment letter agreement, that was amended in February 2005, with Stephen N. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel and Secretary. Pursuant to the terms of the agreement, Mr. Rosenfield’s base salary was initially set at $260,000, which is reviewed annually. Mr. Rosenfield is also eligible to participate in any bonus program applicable to Tercica’s executive officers, including pursuant to Tercica’s Incentive Compensation Plan. The agreement also provides for the provision of standard employee benefits. Pursuant to the agreement, Mr. Rosenfield was granted an option to purchase 180,000 shares of Tercica common stock, which vested as to 1/4th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48th of the shares on a monthly basis thereafter.

In the event that Mr. Rosenfield is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Rosenfield will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his stock options will be accelerated in full. In the event that Mr. Rosenfield is terminated without cause at any time not within 12 months of a change of control, Mr. Rosenfield will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date. These severance benefits are subject to Mr. Rosenfield entering into a final separation agreement containing Tercica’s standard form of release of claims in favor of Tercica and other standard provisions, including those relating to non-solicitation of Tercica employees, non-disparagement and confidentiality. The separation agreement would also provide for COBRA payments by Tercica that extend Mr. Rosenfield’s and his dependents’ existing health, vision and dental insurance for a term equal to the number of months of severance base salary (i.e., either six months or one year), or until Mr. Rosenfield becomes eligible to receive these benefits from a subsequent employer.

Andrew Grethlein, Ph.D.

In March 2003, Tercica entered into an employment letter agreement with Andrew Grethlein, Tercica’s Senior Vice President, Pharmaceutical Operations. Pursuant to the terms of the agreement, Dr. Grethlein’s base salary was initially set at $200,000, which is reviewed annually. Dr. Grethlein is also eligible to participate in any bonus program applicable to Tercica’s executive officers, including pursuant to Tercica’s Incentive Compensation Plan. The agreement also provides for the provision of standard employee benefits. Pursuant to the agreement, Dr. Grethlein was granted an option to purchase 87,500 shares of Tercica common stock, which vested as to 1/4th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48th of the shares on a monthly basis thereafter.

In the event that Dr. Grethlein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. Grethlein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date and the vesting of his stock options will be accelerated such that 50% of his unvested stock option shares will immediately vest in full as of his employment termination date. In the event that Dr. Grethlein is terminated without cause at any time not within 12 months of a change of control, Dr. Grethlein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to three months of his base salary in effect as of his termination date.

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Thorsten von Stein, M.D., Ph.D.

In December 2004, Tercica entered into an employment agreement with Thorsten von Stein, M.D., Ph.D., Tercica’s Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Pursuant to the terms of the agreement, Dr. von Stein’s base salary was initially set at $255,000, which is reviewed annually. The agreement also provides that Dr. von Stein is eligible for an annual bonus based on company and individual performance of up to 30% of Dr. von Stein’s annual base salary. The agreement provides for the provision of standard employee benefits. Pursuant to the agreement, Dr. von Stein was granted an option to purchase 110,000 shares of Tercica common stock, which vested as to 1/4th of the shares upon the one-year anniversary date of the date of grant and continues to vest at a rate of 1/48th of the shares on a monthly basis thereafter.

In the event that Dr. von Stein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. von Stein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date and the vesting of his stock options will be accelerated such that 50% of his unvested stock option shares will immediately vest in full as of his employment termination date. In the event that Dr. Grethlein is terminated without cause at any time not within 12 months of a change of control, Dr. Grethlein will, subject to his entering into of an effective release of claims in favor of Tercica, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date.

Stock Option Awards

Tercica currently grants stock options to its executive officers through the 2004 Stock Plan. The 2004 Stock Plan was established to provide Tercica’s employees with an opportunity to participate, along with Tercica’s other stockholders, in Tercica’s long-term performance. The following is a brief description of certain of the permissible terms of options under the 2004 Stock Plan:

Exercise Price. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. The exercise price of a nonstatutory stock option may not be less than 100% of the fair market value of the stock on the date of grant if the option is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. All stock options granted to executive officers during the year ended December 31, 2006 have exercise prices equal to 100% of the fair market value of the stock subject to the option on the date of grant.

Consideration. The exercise price of options granted under the 2004 Stock Plan must be paid, to the extent permitted by applicable law and at the discretion of the Board of Directors, (i) by cash or check, (ii) promissory note, (iii) pursuant to a cashless exercise program implemented by Tercica, (iv) by delivery of other common stock of Tercica, (v) pursuant to a reduction in the amount of any liability to the optionee, including any liability attributable to the optionee’s participation in any Tercica-sponsored deferred compensation program or arrangement, or (vi) in any other form of legal consideration acceptable to the Board of Directors.

Vesting. Options granted under the 2004 Stock Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board of Directors. Vesting typically will occur during the optionholder’s continued service with Tercica, whether such service is performed in the capacity of an employee, director or consultant and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2004 Stock Plan may be subject to different vesting terms. In addition, options granted to executive officers under the 2004 Stock Plan may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting period. Shares subject to stock options granted to executive officers during the year ended December 31, 2006 vest as to 1/4th of the shares on the one-year anniversary of the date of grant and 1/48th of the shares on a monthly basis thereafter, subject to continued service. The Board has the authority to accelerate the time during which an option may vest or be exercised. Under the 2004 Stock Plan, in the event of “change in control,” the successor corporation may assume or

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substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, the administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Further, as described above, Tercica’s executive officers are parties to agreements with Tercica that provide for vesting acceleration in connection with certain termination events.

Tax Withholding. To the extent provided by the terms of a stock option agreement, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing Tercica to withhold a portion of the stock otherwise issuable to the participant or by delivering already-owned common stock of Tercica.

Term. The term of options granted under the 2004 Stock Plan is generally ten years, except that in certain cases, the maximum term is five years. All stock options granted to executive officers during the year ended December 31, 2006 have ten-year terms.

Termination of Service. After termination of one of Tercica’s executive officers, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Restrictions on Transfer. The 2004 Stock Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Employee Stock Purchase Plan

Additional long-term equity incentives are provided through Tercica’s 2004 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Tercica, may purchase stock of Tercica, subject to specified limits, at 85% of fair market value. Tercica’s 2004 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year. Under the 2004 Employee Stock Purchase Plan, participants, including eligible executive officers, may purchase common stock through payroll deductions of up to 10% of their eligible compensation and may purchase a maximum of up to 1,000 shares during a six-month purchase period. Amounts deducted and accumulated by the participant are used to purchase shares of Tercica common stock at the end of each six-month purchase period. The purchase price is 85% of the lower of the fair market value of Tercica common stock at the beginning of an offering period or after a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Tercica.

Annual Cash Bonus Awards

Tercica’s Incentive Compensation Plan provides for an annual cash bonus awards to reward executive officers and other employees for the achievement of corporate goals and individual performance objectives. For more information regarding Tercica’s Incentive Compensation Plan, please see “—Compensation Discussion and Analysis—Evaluation of Executive Performance; Incentive Compensation Plan.”

Other Arrangements

Executive officers are eligible to participate in all of Tercica’s employee benefit plans, such as medical, dental and life insurance and Tercica’s 401(k) plan, in each case generally on the same basis as other employees.

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Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information regarding stock options granted to the named executive officers that were outstanding as of December 31, 2006.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
John A. Scarlett, M.D.	150,000	(3)	—	8.32	03/15/15	—	—
	250,000	(4)	—	7.37	03/10/16	—	—
	—		—	—	—	14,584	72,920

Ajay Bansal	225,000	(5)	—	6.68	03/28/16	—	—

Stephen N. Rosenfield	180,000	(6)	—	8.54	07/21/14	—	—
	20,000	(7)	—	8.29	03/17/15	—	—
	50,000	(8)	—	8.57	08/16/15	—	—
	83,333	(4)	—	7.37	03/10/16	—	—

Andrew J. Grethlein, Ph.D.	87,500	(9)	—	0.40	05/16/13	—	—
	12,500	(10)	—	1.60	08/12/13	—	—
	50,000	(7)	—	8.29	03/17/15	—	—
	50,000	(8)	—	8.57	08/16/15	—	—
	66,666	(4)	—	7.37	03/10/16	—	—

Thorsten von Stein, M.D., Ph.D.	110,000	(11)	—	9.96	01/04/15	—	—
	110,000	(4)	—	7.37	03/10/16	—	—

(1)	Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2006 were exercisable in full.

(2)

Amounts in the “Stock Awards” columns reflect 14,584 shares of common stock issued to Dr. Scarlett that were not yet vested as of December 31, 2006. The shares were issued upon the early exercise of a stock option to purchase 87,500 shares of common stock, which vested as to 1/4th of the shares of common stock subject to the stock option on August 12, 2004, and vests as to 1/48th of the shares subject to the stock option each month thereafter. Tercica’s repurchase rights with respect to the early exercised shares lapses over the vesting period of the stock option.

(3)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 15, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(4)	The stock option vests as to 1/4th of the shares of common stock subject to the stock option on March 10, 2007, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(5)	The stock option vests as to 1/4th of the shares of common stock subject to the stock option on March 28, 2007, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(6)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 21, 2005, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(7)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 17, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

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(8)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 16, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(9)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on April 21, 2004, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(10)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 12, 2004, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

(11)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on January 4, 2006, and vests as to 1/48th of the shares subject to the stock option each month thereafter.

Option Exercises and Stock Vested During 2006

Tercica’s named executive officers did not exercise any stock options during the year ended December 31, 2006. The following table shows certain information regarding stock vested during the year ended December 31, 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Scarlett, M.D. (1)	79,401	516,451
Ajay Bansal	—	—
Stephen N. Rosenfield	—	—
Andrew J. Grethlein, Ph.D.	—	—
Thorsten von Stein, M.D., Ph.D.	—	—

(1)	Includes 75,506 shares of common stock that were issued to Dr. Scarlett upon the early exercise of stock options granted to Dr. Scarlett and that vested during the year ended December 31, 2006.

Potential Payments Upon Termination or Change in Control

See “—Employment Agreements and Arrangements—Executive Employment Agreements” above for a description of the compensation and benefits payable to each of the named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with Tercica.

John A. Scarlett, M.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Scarlett as if his employment had terminated as of December 29, 2006, the last business day of Tercica’s last fiscal year.

	No Change in Control		Change in Control
Compensation and Benefits	Termination without Cause or for Good Reason ($)		Termination without Cause or for Good Reason ($)
Base Salary Payment.	400,000	(1)	800,000
Founder Share Vesting (2)	—		—
Stock Option Vesting Acceleration (3)	49,586		49,586
COBRA Premiums	16,990		25,485

(1)	Dr. Scarlett is entitled to elect whether his base salary will be paid in the form of salary continuation or as a lump sum payment.

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(2)	All of Dr. Scarlett’s founder shares were fully vested as of December 29, 2006.

(3)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 29, 2006 ($5.00) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares, which such option shares had been early exercised by Dr. Scarlett.

Ajay Bansal

The following table describes the potential payments and benefits upon employment termination for Mr. Bansal as if his employment had terminated as of December 29, 2006, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum).	300,000	300,000
Stock Option Vesting Acceleration	—	—	(1)

(1)	All of Mr. Bansal’s unvested option shares were out-of-the-money based on the closing price of Tercica common stock on December 29, 2006 ($5.00).

Stephen N. Rosenfield

The following table describes the potential payments and benefits upon employment termination for Mr. Rosenfield as if his employment had terminated as of December 29, 2006, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	142,500	285,000
Stock Option Vesting Acceleration	—	—	(1)
COBRA Premiums	9,412	18,824

(1)	All of Mr. Rosenfield’s unvested option shares were out-of-the-money based on the closing price of Tercica common stock on December 29, 2006 ($5.00).

Andrew J. Grethlein, Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Grethlein as if his employment had terminated as of December 29, 2006, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	68,750	137,500
Stock Option Vesting Acceleration	—	424,686	(1)

(1)	The value of vesting acceleration is based on the closing price of Tercica common stock on December 29, 2006 ($5.00) with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

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Thorsten von Stein, M.D., Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. von Stein as if his employment had terminated as of December 29, 2006, the last business day of Tercica’s last fiscal year.

	No Change in Control	Change in Control
Compensation and Benefits	Termination without Cause ($)	Termination without Cause or for Good Reason ($)
Base Salary Payment (Lump Sum)	145,000	145,000
Stock Option Vesting Acceleration	—	—	(1)

(1)	All of Dr. von Stein’s unvested option shares were out-of-the-money based on the closing price of Tercica common stock on December 29, 2006 ($5.00).

Compensation of Directors

Cash Compensation Arrangements. Each non-employee director of Tercica currently receives $15,000 per year, which accrues quarterly, plus $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Tercica also pays the members, other than the chair, of each committee of the Board of Directors $1,000 per committee meeting, and the chair of each committee $2,000 per committee meeting. With regard to Dr. Henner’s services, this compensation was paid directly to MPM Asset Management, LLC for the benefit of MPM BioVentures III, L.P. The members of Tercica’s Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Tercica’s policy.

Equity Compensation Arrangements. Each non-employee director of Tercica is also eligible to receive stock option grants under Tercica’s 2004 Stock Plan. Under the 2004 Stock Plan, any new non-employee director joining Tercica’s Board will automatically receive an option to purchase 22,500 shares of common stock. In addition, non-employee directors, who have been directors for at least six months, are entitled to receive a subsequent annual stock option grant to purchase 11,250 shares, or 22,500 shares for a non-employee director who also is the Chairman of the Board of Directors (currently Dr. Barkas), on the date of each annual meeting of Tercica’s stockholders. All options granted to non-employee directors under the automatic grant provisions of the 2004 Stock Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to one-third of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a service provider on such dates. Each annual option grant becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a service provider on such date. Options granted to non-employee directors under the 2004 Stock Plan may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Tercica that expire over the vesting period. Under the 2004 Stock Plan, in the event of “change in control,” the successor corporation may assume or substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, the administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Under the 2004 Stock Plan, in the event a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

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The table below summarizes the compensation paid by Tercica to its non-employee directors for the fiscal year ended December 31, 2006. Neither Dr. Scarlett nor Dr. Clark, each of whom are executive officers of Tercica, receives additional compensation for serving on the Board of Directors or its committees.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)		Total ($)
Michael J. Astrue(4)	28,739	43,749		72,488
Alexander Barkas, Ph.D.	40,000	125,449		165,449
Jean-Luc Bélingard(5)	6,261	5,200		11,461
Karin Eastham	53,000	74,695	(6)	127,695
Dennis Henner, Ph.D.	41,000	74,695		115,695
Christophe Jean(7)	6,261	5,200		11,461
Mark Leschly	48,000	74,695		122,695
David L. Mahoney	42,000	53,445		95,445
Thomas Wiggans(8)	28,739	40,962		69,701

(1)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes model and the assumptions outlined in note 10 of Tercica’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 9, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2006 was as follows: Mr. Astrue, 7,500 shares; Dr. Barkas, 81,250 shares; Mr. Bélingard, 22,500 shares; Ms. Eastham, 35,000 shares; Dr. Henner, 45,000 shares; Mr. Jean, 22,500 shares; Mr. Leschly, 45,000 shares; Mr. Mahoney, 45,000 shares; and Mr. Wiggans, 7,500 shares.

(3)	The grant date fair value, as calculated in accordance with SFAS No. 123R and using a Black-Scholes model, of the stock option awards granted during the year ended December 31, 2006 for each of the directors listed in the table was as follows: Mr. Astrue, $31,808; Dr. Barkas, $63,617; Mr. Bélingard, $75,938; Ms. Eastham, $31,808; Dr. Henner, $31,808; Mr. Jean, $75,938; Mr. Leschly, $31,808; Mr. Mahoney, $31,808; and Mr. Wiggans, $31,808. See note 10 of Tercica’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 9, 2007, for a discussion of assumptions made by Tercica in determining the grant date fair value of Tercica’s equity awards.

(4)	Mr. Astrue resigned from the Board of Directors effective October 13, 2006.

(5)	Mr. Bélingard was elected to the Board of Directors effective October 13, 2006.

(6)	A portion of the amount shown reflects the compensation cost for the year ended December 31, 2006 of 2,500 shares of common stock that were issued upon the early exercise of a stock option granted to Ms. Eastham and that vested during the year ended December 31, 2006, as calculated in accordance with SFAS No. 123R and using a Black-Scholes model. See footnote (1) above for further information on the assumptions made by Tercica in determining the compensation cost of Tercica’s equity awards.

(7)	Mr. Jean was elected to the Board of Directors effective October 13, 2006.

(8)	Mr. Wiggans resigned from the Board of Directors effective October 13, 2006.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable Nasdaq listing standards and as set forth in the charter of Tercica’s Audit Committee, the Audit Committee is charged with reviewing related party transactions for potential conflict of interest situations, and along with the Board of Directors, is responsible for approving such related party transactions. Pursuant to Tercica’s Code of Business Conduct and Ethics, all of Tercica’s executive officers and employees are required to report to the General Counsel under the Code of Business Conduct and Ethics any conflicts of interest, including any related party transactions. In addition, all directors must report any conflicts of interest, including any related party transactions, to the Corporate Governance and Nominating Committee. In approving or rejecting a proposed related party transaction, the Audit Committee and the Board of Directors will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors, including, but not limited to the risks, costs and benefits to Tercica, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee and the Board of Directors will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Tercica, as the Audit Committee and the Board of Directors determines in the good faith exercise of their discretion. With respect to related party transactions during the fiscal year ended December 31, 2006, the Audit Committee did not review or approve the transactions contemplated by the strategic collaboration with Ipsen since at the time Tercica entered into those transactions, no related persons had any direct or indirect material interest in those transactions. In this regard, Messrs. Jean and Bélingard joined Tercica’s Board of Directors upon the first closing of the transactions contemplated by the strategic collaboration. However, the Board of Directors did approve the transactions with Ipsen.

Transactions with Related Persons

Strategic Collaboration with Ipsen, S.A.

In July 2006, Tercica entered into a stock purchase and master transaction agreement with Ipsen. Under the terms of this agreement, Tercica agreed to issue to Ipsen (or its designated affiliate) 12,527,245 shares of Tercica common stock, a convertible note in the principal amount of $25,037,000, a second convertible note in the principal amount of €30,000,000, a third convertible note in the principal amount of $15,000,000, and a warrant to purchase a minimum of 4,948,795 shares of Tercica common stock. In October 2006, at the first closing of the transactions contemplated by the stock purchase and master transaction agreement, Tercica issued the 12,527,245 shares of Tercica common stock to Suraypharm (Ipsen’s designated affiliate) for an aggregate purchase price of $77,318,944. Tercica also issued to Ipsen the warrant and the first convertible note in the principal amount of $25,037,000, which represented the largest amount of principal balance outstanding to date on the first convertible note, and entered into a number of agreements that govern their strategic relationship, including an affiliation agreement, a registration rights agreement and license and collaboration agreements with respect to the development and commercialization of Increlex™ and Somatuline® Autogel®, which agreements are described in more detail under the section of this proxy statement captioned “Collaboration with Ipsen.” At the first closing, Tercica received from Ipsen €10,000,000, or $12,422,000, as an upfront payment under the Increlex™ license and collaboration agreement. In addition, Tercica paid upfront payments of $25,037,000 to Ipsen under the Somatuline® license and collaboration agreement (which Tercica satisfied through issuance of the first convertible note to Ipsen). The first convertible note issued to Ipsen bears interest at a rate of 2.5% per annum from the date of issuance, compounded quarterly, and is convertible into Tercica common stock at an initial conversion price of $7.41 per share, subject to adjustment. The entire principal balance and accrued interest under the first convertible note is due and payable on the later to occur of October 13, 2011 or the second anniversary of the date on which Ipsen notifies the Tercica that it will not convert the first convertible note in full. As of March 15, 2007, approximately $265,000 of interest had accrued on the first convertible note. To date, there have been no payments of principal or interest on the first convertible note.

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Please see the discussion under the section of this proxy statement captioned “Collaboration with Ipsen” for more information regarding Tercica’s strategic collaboration with Ipsen. Mr. Bélingard and Mr. Jean, each of whom is an Ipsen designee to Tercica’s Board of Directors, also serve as the Chairman and Chief Executive Officer and the Executive Vice President and Chief Operating Officer, respectively, of Ipsen.

Investor Rights Agreement

Tercica, the prior holders of Tercica preferred stock and Dr. Scarlett, Dr. Clark and Dr. Isaksson, one of Tercica’s former directors, have entered into an agreement pursuant to which these stockholders will be entitled to require Tercica to register their shares under the Securities Act, subject to limitations and restrictions, on two occasions. Also, if at anytime Tercica proposes to register any of its securities under the Securities Act of 1933, as amended, either for Tercica’s account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at Tercica’s expense, their shares of Tercica common stock in the registration. In addition, these stockholders may require Tercica, at Tercica’s expense and on not more than two occasions in any 12-month period, to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering their shares of Tercica common stock. These rights terminate on the earlier of five years after the effective date of Tercica’s initial offering public offering in March 2004, or, with respect to an individual stockholder, when such holder is able to sell all his shares pursuant to Rule 144 under the Securities Act in any 90-day period. These registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares of Tercica common stock included in the registration statement.

Director and Officer Indemnification

Tercica’s amended and restated certificate of incorporation contains provisions limiting the liability of Tercica’s directors. Tercica’s amended and restated bylaws provide that Tercica must indemnify its directors and officers and may indemnify Tercica’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Tercica’s amended and restated bylaws also permit Tercica to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Tercica’s amended and restated bylaws would otherwise permit indemnification. Tercica has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Tercica’s Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Tercica believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Tercica also maintain directors’ and officers’ liability insurance.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tercica stockholders will be “householding” Tercica’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Tercica that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Tercica Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005 or (3) contact Tercica’s Investor Relations department at (650) 624-4949. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Tercica will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Stephen N. Rosenfield

Secretary

                    , 2007

A copy of Tercica’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006, as amended, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

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APPENDIX A

SUPERMAJORITY CHARTER AMENDMENTS

A. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AMENDMENTS

1. Article VI shall be amended and restated to read in its entirety as follows:

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year; provided, however, that the term of a director elected prior to [                    ], 2007 shall not be affected by the provisions of the foregoing sentence. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2. Section 2 of Article VII shall be amended and restated to read in its entirety as follows:

Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors; provided, however, that the provisions of Sections 2.15 and 2.16 and of Article X of the Bylaws may be adopted, amended, altered or repealed by the stockholders only upon the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. No Bylaw hereafter legally adopted, amended, altered or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors or officers of the Corporation which would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

3. Article X shall be amended and restated to read in its entirety as follows:

ARTICLE X

Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article VI hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2. Any director or the entire Board of Directors may be removed from office at any time either: (i) for cause by an affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors or (ii) without cause by an affirmative vote of the holders of at least sixty percent (60%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

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4. Section 2 of Article XII shall be amended and restated to read in its entirety as follows:

Section 2. Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation or (iv) any stockholder who holds at least 15% of the voting power of the issued and outstanding capital stock of the Corporation in accordance with Section 2.3 of the Bylaws of the Corporation.

5. Article XIV shall be amended and restated to read in its entirety as follows:

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the provisions of Article XI hereof and of this Article XIV may be amended, altered, changed or repealed only upon the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

B. AMENDED AND RESTATED BYLAWS AMENDMENTS

1. Section 2.3 shall be amended and restated to read in its entirety as follows:

2.3. SPECIAL MEETING

A special meeting of the stockholders may be called at any time by: (i) the board of directors, (ii) by the chairman of the board or by the chief executive officer (or, in the absence of a chief executive officer, by the president), or (iii) by any stockholder who holds at least 15% of the issued and outstanding capital stock of the corporation, but such special meetings may not be called by any other person or persons. If a special meeting is called by the chairman of the board or by the chief executive officer (or, in the absence of a chief executive officer, by the president), or by request to the corporation by any stockholder who holds at least 15% of the issued and outstanding capital stock of the corporation, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by fax transmission to the secretary of the corporation. If a special meeting is called as set forth above, such meeting shall be held at such time and place as the Board of Directors shall determine, such time to be not later than 90 days following receipt of notice as set forth above. No business may be transacted at such special meeting otherwise than specified in the notice of such special meeting delivered to stockholders (or any supplement thereto).

2. Section 2.16 shall be amended so as to include the following sentence immediately following “March 1, 2004” in the second paragraph of Section 2.16 to read in its entirety as follows:

“Notwithstanding the foregoing, nominations of persons nominated to the Board of Directors of the corporation by Ipsen S.A. shall not be subject to the notice provisions set forth above in this Section 2.16.”

3. The second paragraph of Section 3.3 shall be amended and restated to read in its entirety as follows:

Unless otherwise required by law or the certificate of incorporation, vacancies arising through death, resignation, disqualification, removal an increase in the number of directors or otherwise may be filled only by a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold

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office until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. Section 3.4 shall be amended and restated to read in its entirety as follows:

3.4. REMOVAL

Any director may be removed from office at any time either: (i) for cause by an affirmative vote of the holders of at least a majority of the issued and outstanding capital stock of the corporation entitled to vote at an election of directors or (ii) without cause by an affirmative vote of the holders of at least sixty percent (60%) of the issued and outstanding capital stock of the corporation entitled to vote at an election of directors.

5. Article X shall be amended and restated to read in its entirety as follows:

ARTICLE X

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the corporation. The affirmative vote of at least a majority of the board of directors then in office shall be required in order for the board of directors to adopt, amend, alter or repeal the corporation’s bylaws. The corporation’s bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors; provided, however, that the provisions of Sections 2.15 and 2.16 and of this Article X may be adopted, amended, altered or repealed by the stockholders only upon the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors. No bylaw hereafter legally adopted, amended, altered or repealed by the stockholders of the corporation shall invalidate any prior act of the directors or officers of the corporation which would have been valid if such bylaw had not been adopted, amended, altered or repealed.

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Electronic Voting Instructions

You can vote by Internet or telephone!Secure

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXX XX, 2007.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the nominees for director listed in Proposal 1 below.

Proposal 1: To elect three directors to hold office until the 2010 Annual Meeting of Stockholders, as described in the accompanying proxy statement.

01 - John A. Scarlett, M.D. For Withhold

02 - Karin Eastham For Withhold

03 - Christophe Jean For Withhold

B Ratification of Selection of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR Proposal 2 below.

Proposal 2: To ratify the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2007, as described in the accompanying proxy statement.

For Against Abstain

C Approval of the Supermajority Charter Amendments — The Board of Directors recommends a vote FOR Proposal 3 below.

For Against Abstain

Proposal 3: To approve amendments to Tercica’s amended and restated certificate of OTHER MATTERS: The Board of Directors knows of no other incorporation and Tercica’s amended and restated bylaws, as described in the matters that will be presented for consideration at the Annual accompanying proxy statement. Meeting. If any other matters are properly brought before the D Non-Voting Items meeting, it is the intention of the persons named in this Proxy to vote on such matters in accordance with their best judgment. Change of Address — Please print your new address below.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TERCICA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON XXXX XX, 2007

The undersigned hereby appoints John A. Scarlett, M.D., Ajay Bansal and Stephen N. Rosenfield, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Tercica, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Tercica, Inc. to be held on Thursday, XXXX XX, 2007 at XXXX a.m. (local time) at 2000 Sierra Point Parkway, Brisbane, California, 94005, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY